5851 WESTSIDE AVENUE ASSOCIATES LLC

Landlord,

And

SWITCH AND DATA NJ TWO LLC

Tenant

LEASE

Premises

5851 WESTSIDE AVENUE

NORTH BERGEN, NEW JERSEY

EXHIBITS

Exhibit A - Description of Land
Exhibit B - Site Plan
Exhibit C - Work and Installation to be Performed and Furnished in Demised Premises
Exhibit D - Guaranty
Exhibit E - Letter of Credit
Exhibit F - Landscaping Specification
Exhibit G - Form of Memorandum of Lease

LEASE dated October 30, 2007, between 5851 WESTSIDE AVENUE ASSOCIATES, L.L.C., a New Jersey limited liability company, having an office at c/o Hartz Mountain Industries, Inc., 400 Plaza Drive, P.O. Box 1515, Secaucus, New Jersey 07096-1515 (“Landlord”), and SWITCH AND DATA NJ TWO LLC, a Delaware limited liability company, having an office at 1715 North Westshore Boulevard, Suite 650, Tampa, Florida 33607 (“Tenant”).

ARTICLE 1 - DEFINITIONS

1.01. As used in this Lease (including in all Exhibits and any Riders attached hereto, all of which shall be deemed to be part of this Lease) the following words and phrases shall have the meanings indicated:

A. Intentionally omitted.

B. Additional Charges: All amounts that become payable by Tenant to Landlord hereunder other than the Fixed Rent.

C. Intentionally Omitted.

D. Broker: CBRE

E. Building: The Building (including the basement area and roof) located on the Land and known as 5851 Westside Avenue, North Bergen, New Jersey. The Building, in its present state, contains 163,537 square feet of Floor Space.

F. Intentionally omitted.

G. Intentionally omitted.

H. Intentionally omitted.

I. Calendar Year: Any twelve-month period commencing on a January 1.

J. Commencement Date: February 1, 2008.

K. Demised Premises: The Building and the Land in North Bergen, New Jersey depicted on the site plan attached hereto as Exhibit B, outlined in red.

L. Intentionally omitted.

M. Intentionally omitted.

N. Expiration Date: The date that is the day before the fifteenth (15th) anniversary of the Rent Commencement Date if the Rent Commencement Date is the first day of a month, or the fifteenth (15th) anniversary of the last day of the month in which the Rent Commencement Date occurs if the Rent Commencement Date is not the first day of a month. However, if the Term is extended by Tenant’s effective exercise of Tenant’s right, if any, to extend the Term, the “Expiration Date” shall be changed to the last day of the latest extended period as to which Tenant shall have effectively exercised its right to extend the Term.

O. Fixed Rent: Commencing on the Rent Commencement Date through the date which is the day before the fifth (5th) anniversary of the Rent Commencement Date, an amount at the annual rate of Seventeen and no/100 Dollars ($17.00) multiplied by the Floor Space of the Building; and from the fifth (5th) anniversary of the Rent Commencement Date through the date which is the day before the tenth (10th ) anniversary of the Rent Commencement Date, an amount at the annual rate of Nineteen and no/100 Dollars ($19.00) multiplied by the Floor Space of the Building; and from the tenth (10th) anniversary of the Rent Commencement Date until the Expiration Date, an amount at the annual rate of Twenty One and no/100 Dollars ($21.00) multiplied by the Floor Space of the Building.

P. Floor Space: As to the Building, the sum of the floor area stated in square feet bounded by the exterior faces of the exterior walls. Any reference to Floor Space of a building shall mean the floor area of all levels or stories of such building, excluding any roof, except such portion thereof (other than cooling towers, elevator penthouses, mechanical rooms, chimneys and staircases, entrances and exits) as is permanently enclosed, and including any interior basement level or mezzanine area not occupied or used by a tenant on a continuing or repetitive basis, and any mechanical room, enclosed or interior truck dock, and areas used by Landlord for storage, for housing meters and/or other equipment or for other purposes. Any reference to the Floor Space is intended to refer to the Floor Space of the entire area in question irrespective of the Person(s) who may be the owner(s) of all or any part thereof.

Q. Guarantor: Switch & Data Facilities Company, Inc. Tenant shall cause the Guarantor to execute and deliver the Guaranty attached to this Lease as Exhibit D contemporaneously with the execution and delivery of this Lease.

R. Insurance Requirements: Rules, regulations, orders and other requirements of the applicable board of underwriters and/or the applicable fire insurance rating organization and/or any other similar body performing the same or similar functions and having jurisdiction or cognizance over the Land and Building, whether now or hereafter in force.

S. Land: The land described on Exhibit A, upon which the Building is located.

T. Landlord’s Work: The materials and work to be furnished, installed and performed by Landlord at its expense in accordance with the provisions of Exhibit C.

U. Legal Requirements: Laws and ordinances of all federal, state, county, and municipal governments, and rules, regulations, orders and directives of all departments, subdivisions, bureaus, agencies or offices thereof, and of any other governmental, public or quasi-public authorities having jurisdiction over the Land and Building, whether now or hereafter in force, including, but not limited to, those pertaining to environmental matters.

V. Mortgage: A mortgage and/or a deed of trust.

W. Mortgagee: A holder of a mortgage or a beneficiary of a deed of trust.

X. Intentionally omitted.

Y. Permitted Uses: Any lawful use of the Demised Premises, including, without limitation, the installation, operation and maintenance of a telecommunication, transmission, switching, data, node, internet, web site management and collocation facility, and all equipment and technology now or in the future related thereto, general office use, and other ancillary uses related to such uses, provided in all events that (a) such use is in compliance with all applicable Legal Requirements, and (b) no retail or residential uses shall be permitted under any circumstance.

Z. Person: A natural person or persons, a partnership, a corporation, or any other form of business or legal association or entity.

AA. Intentionally omitted.

BB. Real Estate Taxes: The real estate taxes, assessments, special assessments, sewer rents, water charges, and all other similar charges and impositions imposed upon the Building and Land by any federal, state, municipal or other governments or governmental bodies or authorities, and, to the extent Landlord prosecutes a tax appeal in accordance with the last sentence of Article 6.01 below, any reasonable expenses incurred by Landlord in contesting such taxes or assessments and/or the assessed value of the Building and Land, which expenses shall be allocated to the period of time to which such expenses relate. If at any time during the Term the methods of taxation prevailing on the date hereof shall be altered so that in lieu of, or as an addition to or as a substitute for, the whole or any part of such real estate taxes, assessments and special assessments now imposed on real estate there shall be levied, assessed or imposed (a) a tax, assessment, levy, imposition, license fee or charge wholly or partially as a capital levy or otherwise on the rents received therefrom, or (b) any other such additional or substitute tax, assessment, levy, imposition or charge, then all such taxes, assessments, levies, impositions, fees or charges or the part thereof so measured or based shall be deemed to be included within the term “Real Estate Taxes” for the purposes hereof. Except to the extent provided in the immediately preceding sentence, the term “Real Estate Taxes” shall not include any franchise, income, corporate, profit, estate, inheritance, succession, gift, transfer, mortgage, recording, or other such taxes that may be imposed upon Landlord, the Demised Premises, or any revenue derived therefrom.

CC. Rent: The Fixed Rent and the Additional Charges.

DD. Rent Commencement Date: August 1, 2008, as the same may be extended pursuant to the express terms of this Lease.

EE. Security Deposit: Such amount as Tenant has deposited or hereinafter deposits with Landlord as security under this Lease. Tenant shall, on or prior to the Commencement Date, deliver to Landlord a Letter of Credit in the amount of $1,390,065.00 to be held as Security pursuant to Article 8 of this Lease.

FF. Successor Landlord: As defined in Section 9.03.

GG. Superior Lease: Any lease to which this Lease is, at the time referred to, subject and subordinate.

HH. Superior Lessor: The lessor of a Superior Lease or its successor in interest, at the time referred to.

II. Superior Mortgage: Any Mortgage to which this Lease is, at the time referred to, subject and subordinate.

JJ. Superior Mortgagee: The Mortgagee of a Superior Mortgage at the time referred to.

KK. Tenant’s Property: As defined in Section 16.02.

LL. Tenant’s Work: The facilities, materials and work which may be undertaken by or for the account of Tenant (other than the Landlord’s Work) to equip, decorate and furnish the Demised Premises for Tenant’s occupancy.

MM. Term: The period commencing on the Commencement Date and ending at 11:59 p.m. on the Expiration Date, but in any event the Term shall end on the date when this Lease is earlier terminated.

NN. Unavoidable Delays: A delay arising from or as a result of a strike, lockout, or labor difficulty, explosion, sabotage, accident, riot or civil commotion, act of war, fire or other catastrophe, Legal Requirement or an act of the other party and any cause beyond the reasonable control of that party, provided that the party asserting such Unavoidable Delay has exercised its best efforts to minimize such delay.

ARTICLE 2 - DEMISE AND TERM

2.01. Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord, the Demised Premises, for the Term. This Lease is subject to any and all existing encumbrances, conditions, rights, covenants, easements, restrictions and rights of way, of record, and other matters of record, applicable zoning and building laws, regulations and codes, and such matters as may be disclosed by an inspection or survey.

2.02. Landlord hereby represents, as of the date of this Lease, that it has not received notice from any governing body having jurisdiction over the Building to the effect that the Building is not in compliance with applicable Legal Requirements, nor is Landlord, to the best of its knowledge and belief, as of the date of this Lease, aware of any defects affecting the structural integrity of the Building.

2.03. Landlord represents to Tenant that SunGard Recovery Services LP (the “Existing Tenant”) is currently the only tenant of the Premises and that the Existing Tenant’s lease is to expire pursuant to its terms on January 31, 2008. Landlord agrees not to extend the term of the Existing Tenant’s lease. Landlord anticipates that the Commencement Date shall occur on February 1, 2008 (the “Anticipated Commencement Date”). Notwithstanding anything contained in this Lease to the contrary, Landlord, at its sole cost and expense, shall use continuous diligent best efforts (including the commencement and diligent and expeditious prosecution of litigation against the Existing Tenant) in the event the Existing Tenant advises Landlord that it does not intend to surrender the Demised Premises to Landlord on or prior to January 31, 2008, or, does not, in fact, surrender the Demised Premises to Landlord on or prior to January 31, 2008. If the Commencement Date fails to occur on the Anticipated Commencement Date, through no fault of Tenant or a Tenant Party, the Rent Commencement Date shall be extended two (2) days for each day of such failure. If the Commencement Date fails to occur by May 1, 2008, through no fault of Tenant or a Tenant Party, then Tenant may elect to terminate this Lease at anytime thereafter upon thirty (30) days’ written notice to Landlord, in which event, the rights and obligations of the parties hereunder shall be deemed null and void and without further force and effect, and Landlord shall return to Tenant any Security Deposit previously tendered to Landlord.

ARTICLE 3 - RENT

3.01. From and after the Rent Commencement Date, Tenant shall pay the Fixed Rent in equal monthly installments in advance on the first day of each and every calendar month during the Term. If the Rent Commencement Date occurs on a day other than the first day of a calendar month, the Fixed Rent for the partial calendar month at the commencement of the Term shall be prorated.

3.02. The Rent shall be paid in lawful money of the United States to Landlord at its office, or such other place, or Landlord’s agent, as Landlord shall designate by notice to Tenant. Tenant shall pay the Rent promptly when due without notice or demand therefor and without any abatement, deduction or setoff for any reason whatsoever, except as may be expressly provided in this Lease. If Tenant makes any payment to Landlord by check, same shall be by check of Tenant and Landlord shall not be required to accept the check of any other Person, and any check received by Landlord shall be deemed received subject to collection. If any check is mailed by Tenant, Tenant shall post such check in sufficient time prior to the date when payment is due so that such check will be received by Landlord on or before the date when payment is due. Tenant shall assume the risk of lateness or failure of delivery of the mails, and no lateness or failure of the mails will excuse Tenant from its obligation to have made the payment in question when required under this Lease.

3.03. No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the correct Rent shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any other remedy in this Lease or at law provided.

3.04. If Tenant is in arrears in payment of Rent, Tenant waives Tenant’s right, if any, to designate the items to which any payments made by Tenant are to be credited, and Landlord may apply any payments made by Tenant to such items as Landlord sees fit, irrespective of and notwithstanding any designation or request by Tenant as to the items to which any such payments shall be credited.

3.05. In the event that any installment of Rent due hereunder shall be overdue, a “Late Charge” equal to four percent (4%) or the maximum rate permitted by law, whichever is less for Rent so overdue may be charged by Landlord for each month or part thereof that the same remains overdue (“Late Payment Rate”). Notwithstanding the previous sentence, the aforesaid Late Charge shall be waived with respect to the first two (2) overdue payments of Rent in any Calendar Year of the Term provided any such overdue payment is received within five (5) days of its due date. In the event that any check tendered by Tenant to Landlord is returned for insufficient funds, Tenant shall pay to Landlord, in addition to the charge imposed by the preceding sentence, a fee of $50.00. Any such Late Charges if not previously paid shall, at the option of the Landlord, be added to and become part of the next succeeding Rent payment to be made hereunder.

3.06. Except as expressly set forth in Article 17.02, it is intended that the Fixed Rent shall be an absolutely net return to Landlord throughout the Term, free of any expense, charge or other deduction whatsoever, with respect to the Demised Premises, the Building, the Land and/or the ownership, leasing, operation, management, maintenance, repair, rebuilding, use or occupation thereof, or any portion thereof, with respect to any interest of Landlord therein.

ARTICLE 4 - USE OF DEMISED PREMISES

4.01. Tenant shall use and occupy the Demised Premises for the Permitted Uses, and Tenant shall not use or permit or suffer the use of the Demised Premises or any part thereof for any other purpose.

4.02. If any governmental license or permit, including a certificate of occupancy or certificate of continued occupancy (a “Certificate of Occupancy”), shall be required for the proper and lawful conduct of Tenant’s business in the Demised Premises or any part thereof, Tenant shall duly procure and thereafter maintain such license or permit and submit the same to Landlord for inspection. Tenant shall at all times comply with the terms and conditions of each such license or permit. Tenant shall not at any time use or occupy, or suffer or permit anyone to use or occupy the Demised Premises, or do or permit anything to be done in the Demised Premises, in any manner which (a) violates the Certificate of Occupancy for the Demised Premises or for the Building; (b) causes or is liable to cause injury to the Building or any equipment, facilities or systems therein; (c) constitutes a violation of the Legal Requirements or Insurance Requirements; (d) materially impairs the appearance of the Building; or (e) impairs the proper and economic maintenance, operation and repair of the Building and/or its equipment, facilities or systems.

ARTICLE 5 - PREPARATION OF DEMISED PREMISES

5.01.(a) The Demised Premises shall be completed and prepared for Tenant’s occupancy in the manner described in, and subject to the provisions of, Exhibit C. Landlord shall perform Landlord’s Work in a good and workmanlike manner and in compliance with all applicable Legal Requirements. Except with respect to the performance of Landlord’s Work, and except as expressly provided to the contrary in this Lease, the taking of possession by Tenant of the Demised Premises shall be conclusive evidence as against Tenant that the Demised Premises and the Building were in good and satisfactory condition at the time such possession was taken.

5.01.(b)(i) Except with respect to the performance of Landlord’s Work, Landlord shall deliver the Demised Premises to Tenant on the Commencement Date vacant, free of all rights of tenants and occupants, and in its “AS IS” condition as of the date hereof. Tenant shall be responsible for all construction and work to prepare the Demised Premises for Tenant’s occupancy at Tenant’s cost and expense. Such construction shall be in accordance with Article 15 of this Lease. Prior to performing any work in the Demised Premises, Tenant shall, reasonably in advance thereof, submit to Landlord for approval final plans and specifications for all construction work in the Demised Premises including, but not limited to layout, mechanical, electrical and plumbing plans and finish schedules (“Plans and Specifications”). Tenant shall employ licensed architect(s) and/or engineer(s) for the preparation of the Plans and Specifications. Landlord shall notify Tenant of Landlord’s approval or disapproval of such Plans and Specifications [which approval or disapproval shall be governed by the parameters established in Article 5.01(b) (iv) below] within twenty (20) business days of Landlord’s receipt of such Plans and Specifications. In the event Landlord fails to so notify Tenant of Landlord’s approval or disapproval of the Plans and Specifications within said twenty (20) business day period, the Plans and Specifications shall be deemed approved. If Landlord disapproves, Landlord shall specify in reasonable detail the reasons for disapproval and Tenant shall, within ten (10) days of receipt of notice of Landlord’s disapproval, resubmit revised Plans and Specifications that correct such items.

(ii)Tenant shall obtain and provide all design and architectural services necessary to perform Tenant’s Work and shall be responsible for complying with all building codes and Legal Requirements in connection with Tenant’s Work, prior to commencing any work in the Demised Premises. Tenant’s work shall be performed in a first class workmanlike manner consistent with industry standard. At all times when construction of the Demised Premises is in progress and prior to the Commencement Date, Tenant shall maintain or cause to be maintained the insurance coverage required under Section 13.01.

(iii)Tenant shall be solely responsible for the structural integrity of the improvements installed by Tenant and for the adequacy or sufficiency of the Plans and Specifications and all the improvements depicted thereon or covered thereby, and Landlord’s consent thereto, approval thereof, or incorporation therein of any of its recommendations shall in no way diminish Tenant’s responsibility therefor or reduce or mitigate Tenant’s liability in connection therewith. Landlord shall have no obligations or liabilities by reason of this Lease in connection with the performance of construction or of the finish, decorating or installation work performed by Tenant, or on its behalf, or in connection with the contracts for the performance thereof entered into by Tenant. Any warranties extended or available to Tenant in connection with the aforesaid work shall be for the benefit also of Landlord. Tenant further agrees that once it commences construction, it shall diligently and continuously proceed with construction to completion.

(iv)Tenant has advised Landlord that Tenant will be performing a substantial amount of work in and to the Demised Premises in connection with the completion of Tenant’s Work. While the Plans and Specifications for Tenant’s Work remain subject to Landlord’s prior approval, Landlord agrees that (a) such approval shall not be unreasonably withheld, conditioned or delayed, and (b) Landlord shall approve the Plans and Specifications for Tenant’s Work provided the same do not adversely affect the structural integrity of the Building or otherwise impair (i.e. lessen) the value of the Building as a data center/facility when evaluated in the context of the value of the Building as a data center/facility as exists on the date of this Lease.

5.02. The parties shall mutually agree, in the exercise of their reasonable discretion, as to the color scheme to be used by Tenant in preparing the façade of the Building.

5.03. Intentionally omitted.

5.04 Landlord has agreed to provide Tenant with a credit (the “Roof Work Credit”) as against Tenant’s Fixed Rent obligation in the amount of Two Hundred Thirty Seven Thousand Four Hundred Eighty Dollars ($ 237,480.00) representing the cost to replace the roof membrane above the three story section of the Building (the “Roof Membrane Replacement Work”). Tenant agrees to perform the Roof Replacement Membrane Work in accordance with the following specifications:

Remove gravel ballast surfacing from roof.

Prepare existing roof for new roofing.

Apply new 48 mil Sarnafil PVC feltback mechanically fastened roof system.

New membrane flashing to walls and curbs.

Reflash ventstacks.

Reflash drains.

Install new pitch pockets.

New surface mounted cap flashing at roof perimeter slipped under existing metal coping that is to remain.

Raise and reset existing concrete walkway pavers.

Ten (10) year membrane manufacturer’s warranty.

Tenant agrees to complete the Roof Membrane Replacement Work within twelve (12) months of the Commencement Date. Landlord shall have the right to reasonably approve the roofing contractors to be utilized by Tenant to perform the Roof Membrane Replacement Work. Landlord agrees to apply the Roof Work Credit as against Tenant’s Fixed Rent obligation in the month [or month(s)as necessary to fully exhaust the Roof Work Credit] next succeeding Landlord’s receipt of the following documentation: (i) a statement by Tenant that the Roof Membrane Replacement Work has been completed in accordance with the above cited specifications and that all contractors performing services and providing materials in connection with the Roof Membrane Replacement Work have been paid in full; (ii) lien waivers from Tenant’s roofing contractor(s) and subcontractors, and (iii) a copy of the ten (10) year membrane manufacturer’s warranty. Subject to the terms and conditions of Article 19 of this Lease, Landlord shall have the right to inspect the Roof Membrane Replacement Work, at any time, and from time to time, to confirm compliance with the roofing specifications set forth hereinabove.

ARTICLE 6 - REAL ESTATE TAX PAYMENTS

6.01. Except as otherwise provided herein, Tenant shall pay when due and before any penalty or interest shall be charged thereon directly to the appropriate taxing or other governmental authority all of the Real Estate Taxes during the Term relating to the Demised Premises. Landlord shall submit to Tenant true copies of the Real Estate Tax bills, and Tenant shall pay such amounts in respect of such Real Estate Taxes to the appropriate taxing or other governmental authority consistent with this Article 6. To the extent that Real Estate Tax bills are delivered directly to Tenant, Tenant shall deliver to Landlord copies of receipted bills for such Real Estate Tax bills as shall be paid by Tenant directly to any taxing or other governmental authority within ten (10) days of the due date. Real Estate Taxes shall be apportioned between Landlord and Tenant as of the beginning and the expiration or sooner termination of the Term, so that Tenant shall pay only the portion of the Real Estate Taxes allocable to the Term; provided, however, Landlord need not make any apportionment in favor of Tenant if this Lease shall have been terminated by reason of an Event of Default. Tenant, after notice to Landlord, may contest the amount or validity of such Real Estate Taxes in any manner permitted by law, in the name of Tenant, and whenever necessary in the name of Landlord, provided and upon condition that Tenant does so with due diligence and in good faith and that such contest shall be without cost, liability or expense to Landlord. Landlord shall cooperate with Tenant and shall execute any documents or pleadings reasonably required for such purpose. Such contest may include appeals from any judgment, decree or order until a final determination is made by a court or governmental department or authority having final jurisdiction in the matter. However, notwithstanding such contest, Tenant shall pay the contested Real Estate Taxes in the manner and on the dates provided for in this Article. Landlord may contest the amount or validity of such Real Estate Taxes if and only to the extent Landlord advises Tenant that Landlord believes it is prudent to do so and Tenant fails, within fifteen (15) days of Landlord’s notice to that effect, to advise Landlord that it will contest the Real Estate Taxes on or prior to the date on which it must legally institute such contest.

6.02. Notwithstanding anything herein contained to the contrary, in the event any Superior Mortgage shall so require, Tenant shall, on the first day of each January, April, July, and October during the Term, deposit in advance with Landlord, or at Landlord’s request with any Superior Mortgagee, as Additional Rent, an amount equal to 1/4 of the annual Real Estate Taxes which Tenant shall be obligated to pay under the provisions of this Article 6 (as such Real Estate Taxes may be reasonably estimated by Landlord or such Superior Mortgagee for the present or next following Real Estate Tax period) plus any other amounts required by such Superior Mortgagee to the end that the amount deposited shall be sufficient to pay the Real Estate Taxes when same shall become due and payable. Landlord or such Superior Mortgagee, as the case shall be, shall use or caused to be used such deposits for the paying when due of such Real Estate Taxes. In the event that the amount paid by Tenant to Landlord or such Superior Mortgagee as provided above in any calendar quarter are in excess of the amounts required to pay the Real Estate Taxes that Tenant is obligated to pay under the provisions of this Article 6, any such excess shall be promptly refunded to Tenant. Landlord shall furnish to Tenant reasonable proof of the payment of the Real Estate Taxes for which such deposits were made promptly after receipt by Landlord of such proof.

ARTICLE 7 - INTENTIONALLY OMITTED

ARTICLE 8 - SECURITY

8.01.(a) In the event Tenant deposits with Landlord any Security Deposit, the same shall be held as security for the full and faithful payment and performance by Tenant of Tenant’s obligations under this Lease. If Tenant defaults in the full and prompt payment and performance of any of its obligations under this Lease, including, without limitation, the payment of Rent, in each case after notice and the expiration of applicable grace periods, Landlord may use, apply or retain the whole or any part of the security so deposited to the extent required for the payment of any Rent or any other sums as to which Tenant is in default or for any sum which Landlord may expend or may be required to expend by reason of Tenant’s default in respect of any of Tenant’s obligations under this Lease, including, without limitation, any damages or deficiency in the reletting of the Demised Premises, whether such damages or deficiency accrue before or after summary proceedings or other re-entry by Landlord. If Landlord shall so use, apply or retain the whole or any part of the security, Tenant shall upon demand immediately deposit with Landlord a sum equal to the amount so used, applied and retained, as security as aforesaid. If Tenant shall fully and faithfully pay and perform all of Tenant’s obligations under this Lease, the security or any balance thereof to which Tenant is entitled shall be returned or paid over to Tenant after the date on which this Lease shall expire or sooner end or terminate, and after delivery to Landlord of entire possession of the Demised Premises. In the event of any sale or leasing of the Land, Landlord shall have the right to transfer the security to which Tenant is entitled to the vendee or lessee and Landlord shall thereupon be released by Tenant from all liability for the return or payment thereof; and Tenant shall look solely to the new landlord for the return or payment of the same; and the provisions hereof shall apply to every transfer or assignment made of the same to a new landlord. Tenant shall not assign or encumber or attempt to assign or encumber the monies deposited herein as security, and neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

8.01.(b) In lieu of the cash security required by this Lease, Tenant shall provide to Landlord an irrevocable transferable Letter of Credit in the amount of the Security Deposit in form annexed hereto as Exhibit E and issued by a financial institution approved by Landlord. Landlord shall have the right, regardless of the exercise of any other remedy the Landlord may have by reason of a default, to draw upon said Letter of Credit for any purpose authorized by section 8.01(a) of this Lease and if Landlord does so, Tenant shall, upon demand, additionally fund the Letter of Credit with the amount so drawn so that Landlord shall have the full deposit on hand at all times during the Term of the Lease and for a period of thirty (30) days’ thereafter. In the event of a sale of the Building or a lease of the Building subject to this Lease, Landlord shall have the right to transfer the security to the vendee or lessee.

8.02. The Letter of Credit shall expire not earlier than thirty (30) days after the Expiration Date of this Lease. The Letter of Credit shall be of the type which is automatically renewed on an annual basis (Annual Renewal Date), provided however, in such event Tenant shall maintain the Letter of Credit and its renewals in full force and effect during the entire Term of this Lease (including any renewals or extensions) and for a period of thirty (30) days thereafter. The Letter of Credit will contain a provision requiring the issuer thereof to give the beneficiary (Landlord) sixty (60) days’ advance written notice of its intention not to renew the Letter of Credit on the next Annual Renewal Date.

8.03. In the event Tenant shall fail to deliver to Landlord a substitute irrevocable Letter of Credit, in the amount stated above, on or before thirty (30) days prior to the next Annual Renewal Date, said failure shall be deemed a default under this Lease. Landlord may, in its discretion treat the same as a default in the payment of Rent or any other default and pursue the appropriate remedy. In addition, and not in limitation, Landlord shall be permitted to draw upon the Letter of Credit as in the case of any other default by Tenant under the Lease.

ARTICLE 9 - SUBORDINATION

9.01. Subject to and conditioned upon the execution of a Subordination, Non-Disturbance, and Attornment Agreement (“SNDA”) whereby the Superior Mortgagee (or Superior Lessor, if applicable) agrees not to disturb Tenant’s leasehold estate and recognize Tenant’s rights granted under this Lease [provided Tenant is not in default of this Lease beyond the applicable notice and cure period(s)], and otherwise in commercially reasonable form acceptable to Landlord, Tenant, and any Superior Mortgagee (and any Superior Lessor, if applicable), this Lease shall be subordinate to all Superior Mortgages (and Superior Leases, if applicable) which may now or hereafter affect the Land and/or Building, whether or not such Superior Mortgages (or Superior Leases, if applicable) shall also cover other lands and/or buildings, to each and every advance made or hereafter to be made under such Superior Mortgages, and to all renewals, modifications, replacements and extensions of such Superior Mortgages (or Superior Leases, if applicable) and spreaders and consolidations of such Superior Mortgages.

9.02. If any act or omission of Landlord would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to claim a partial or total eviction, Tenant shall not exercise such right (a) until it has given written notice of such act or omission to Landlord and each Superior Mortgagee and each Superior Lessor whose name and address shall previously have been furnished to Tenant, and (b) until a reasonable period for remedying such act or omission shall have elapsed following the giving of such notice and following the time when such Superior Mortgagee or Superior Lessor shall have become entitled under such Superior Mortgage or Superior Lease, as the case may be, to remedy the same (which reasonable period shall in no event be less than the period to which Landlord would be entitled under this Lease or otherwise, after similar notice, to effect such remedy), provided such Superior Mortgagee or Superior Lessor shall with due diligence give Tenant notice of intention to, and commence and continue to, remedy such act or omission.

9.03. If any Superior Lessor or Superior Mortgagee shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed, then at the request of such party so succeeding to Landlord’s rights (“Successor Landlord”) and upon such Successor Landlord’s written agreement to accept Tenant’s attornment, Tenant shall attorn to and recognize such Successor Landlord as Tenant’s landlord under this Lease and shall promptly execute and deliver any instrument that such Successor Landlord may reasonably request to evidence such attornment. Upon such attornment this Lease shall continue in full force and effect as a direct lease between the Successor Landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease except that the Successor Landlord shall not (a) be liable for any previous act or omission of Landlord under this Lease (except to the extent such acts or omissions are continuing after Successor Landlord succeeds to the rights of Landlord whether through possession or foreclosure action or delivery of a new lease or deed); (b) be subject to any offset, not expressly provided for in this Lease, which theretofore shall have accrued to Tenant against Landlord; (c) be liable for the return of any Security Deposit, in whole or in part, to the extent that same is not paid over to the Successor Landlord; or (d) be bound by any previous modification of this Lease or by any previous prepayment of more than one month’s Fixed Rent or Additional Charges, unless such modification or prepayment shall have been expressly approved in writing by the Superior Lessor of the Superior Lease or the Mortgagee of the Superior Mortgage through or by reason of which the Successor Landlord shall have succeeded to the rights of Landlord under this Lease.

9.04. If any then present or prospective Superior Mortgagee shall require any modification(s) of this Lease, Tenant shall promptly execute and deliver to Landlord such instruments effecting such modification(s) as Landlord shall request, provided that such modification(s) do not adversely affect (except to a de minimus extent) any of Tenant’s rights under this Lease.

9.05. Landlord hereby informs Tenant that the existing Superior Mortgage matures on December 1, 2007 and that Landlord is presently attempting to re-finance the existing debt encumbering the Land and Building (such refinancing creating what will be referred to herein as a “Future Superior Mortgage;” and a “Future Superior Mortgagee”). Notwithstanding anything herein contained to the contrary, Landlord shall use its best efforts to cause either the existing Superior Mortgagee or the Future Superior Mortgagee (in the event of a refinance) to execute and deliver a SNDA to Tenant, whereby the existing or Future Superior Mortgagee agrees not to disturb Tenant’s leasehold estate and recognize Tenant’s rights granted under this Lease [provided Tenant is not in default of this Lease beyond the applicable notice and cure period(s)], and otherwise in commercially reasonable form acceptable to Tenant, Landlord and the existing or Future Superior Mortgagee, as the case may be, within ninety (90) days from the date of execution of this Lease. In the event the aforesaid SNDA is not delivered within said ninety (90) day period, Tenant shall have the right, by delivering written notice to Landlord to that effect within (15) days of the last day of said ninety (90) day period, to terminate this Lease, in which event the rights and obligations of the parties hereto shall be rendered null and void and without further force and effect unless, within said fifteen (15) day period, Landlord causes either the existing Superior Mortgagee or Future Superior Mortgagee, as applicable, to execute and deliver said SNDA to Tenant.

ARTICLE 10 - QUIET ENJOYMENT

10.01. So long as Tenant pays all of the Rent and performs all of Tenant’s other obligations hereunder, Tenant shall peaceably and quietly have, hold and enjoy the Demised Premises without hindrance, ejection or molestation by Landlord or any person lawfully claiming through or under Landlord, subject, nevertheless, to the provisions of this Lease and to Superior Leases, if any, and Superior Mortgages.

ARTICLE 11 - ASSIGNMENT, SUBLETTING AND MORTGAGING

11.01. (a) Except as otherwise expressly provided in this Article 11, Tenant shall not, whether voluntarily, involuntarily, or by operation of law or otherwise, (a) assign or otherwise transfer this Lease, (b) sublet the Demised Premises or any part thereof, or allow the same to be used, occupied or utilized by anyone other than Tenant, or (c) mortgage, pledge, encumber or otherwise hypothecate this Lease in any manner whatsoever, without in each instance obtaining the prior written consent of Landlord.

(b) Landlord agrees not to unreasonably withhold, condition or delay its consent to the subletting of all or a part of the Demised Premises or an assignment of this Lease. In determining reasonableness, Landlord may take into consideration all relevant factors surrounding the proposed sublease and assignment, including, without limitation, the following: (i) the business reputation of the proposed assignee or subtenant and its officers or directors; (ii) the nature of the business and the proposed use of the Demised Premises by the proposed assignee or subtenant; (iii) whether the proposed assignee or subtenant is then a tenant (or subsidiary, affiliate or parent of a tenant) of other property owned or managed by Landlord or its affiliates; (iv) the financial condition of the proposed assignee or subtenant; and (v) the extent to which the proposed assignee or subtenant and Tenant provide Landlord with assurances reasonably satisfactory to Landlord as to the satisfaction of Tenant’s obligations hereunder. In any event, at no time shall there be more than six (6) subtenants of the Demised Premises permitted.

(c) In the event the Demised Premises are sublet or this Lease is assigned pursuant to this Article 11.01, Tenant shall pay to Landlord as an Additional Charge, as and when received, the following amounts less the actual reasonable expenses incurred by Tenant in connection with such assignment or subletting, as substantiated by Tenant, in writing, to Landlord’s reasonable satisfaction, which such expenses may include, without limitation, (a) reasonable brokerage fees, (b) reasonable legal fees, (c) reasonable costs for advertising, (d) the unamortized cost of Tenant’s leasehold improvements, including Tenant’s Work, and (e) the reasonable (consistent with market conditions) costs of alterations to prepare the Demised Premises for such subletting or assignment or work allowances in lieu thereof and free rent periods reasonably incurred by Tenant in connection with such assignment or subletting, as the case may be: (i) in the case of an assignment, an amount equal to fifty percent (50%) of all sums and other consideration paid to Tenant by the assignee for or by reason of such assignment, and (ii) in the case of a sublease, fifty percent (50%) of any rents, additional charge or other consideration payable under the sublease to Tenant by the subtenant which is in excess of the Fixed Rent and Additional Charges accruing during the term of the sublease in respect of the subleased space (at the rate per square foot payable by Tenant hereunder) pursuant to the terms hereof. Landlord expressly acknowledges and agrees that Tenant will and shall be permitted to offer the use of the Demised Premises to vendors, clients or customers of Tenant (or an affiliate of Tenant) (collectively, the “Collocates”) for a fee without Landlord’s further consent and at no charge and any such use shall not be treated as a sublease of this Lease (including, without limitation, the profit sharing provisions of this Section). Landlord agrees, upon written request by Tenant, to deliver copies of any notices of default it delivers to Tenant to not more than three (3) Collocates designated by Tenant simultaneously with the delivery thereof to Tenant and to allow such Collocates, either individually or collectively, to cure the default which is the subject of Landlord’s notice (in full if the default is of a monetary nature) within the time period afforded Tenant to cure such default. It is expressly understood and agreed by Tenant (who shall advise any Collocate who is so designated to receive Landlord’s default notice), that Landlord’s agreement to provide such notice shall not constitute Landlord’s acknowledgment of, nor agreement or consent to, any direct relationship or sublease relationship between Landlord and any Collocate nor is same intended to provide any Collocate with any rights under this Lease except as expressly provided herein. Tenant and its Collocates hereby acknowledge and agree that Landlord is not recognizing any Collocate, nor is Landlord agreeing to non-disturb any Collocate, and that the rights of any Collocate to occupy the Demised Premises shall at all times remain subject to and subordinate to the terms of this Lease.

11.02. If at any time (a) the original Tenant named herein, (b) the then Tenant, (c) any Guarantor, or (d) any Person owning a majority of the voting stock of, or directly or indirectly controlling the then Tenant, shall be a corporation or partnership, any transfer of voting stock or partnership interest resulting in the person(s) who shall have owned a majority of such corporation’s shares of voting stock or the general partners’ interest in such partnership, as the case may be, immediately before such transfer, ceasing to own a majority of such shares of voting stock or general partner’s interest, as the case may be, except as the result of transfers by inheritance, shall be deemed to be an assignment of this Lease as to which Landlord’s consent shall have been required, and in any such event Tenant shall notify Landlord (except that the foregoing shall not apply with respect to the transfer of the outstanding voting stock of any corporation which is listed on a national securities exchange (as defined in the Securities Exchange Act of 1934, as amended) or is traded in the over-the-counter market with quotations reported by the National Association of Securities Dealers through its automated system for reporting quotations). Further, and notwithstanding anything contained in this Lease to the contrary, the provisions of Article 11.01 shall not apply to transfers to (i) a corporation or other legal entity into or with which the then Tenant is merged or consolidated, or (ii) any corporation or other legal entity which controls or is controlled by the then Tenant or is under common control with the then Tenant, or (iii) a corporation or other legal entity into or with which substantially all of the then Tenant’s assets or stock (or other equity interests) are transferred, provided, however, proposed assignments to a purchaser of less than substantially all of Tenant’s assets (including, by way of example, the sale of Tenant’s assets as it relates solely to the business conducted at the Demised Premises) shall be governed by Article 11.01 (exclusive of subparagraph 11.01 (b) (iii), which shall not be applicable to proposed assignments to a purchaser of less than substantially all of Tenant’s assets ), and provided further, with respect to proposed assignments to a purchaser of less than substantially all of Tenant’s assets, the requirements of subparagraphs 11.01 (b)(iv) and (v) shall be deemed satisfied if the proposed successor to Tenant has a net worth computed in accordance with generally accepted accounting principles at least equal to the greater of (a) the net worth of the original Tenant on the date of this Lease or (b) the net worth of Tenant immediately prior to the transfer, and (ii) proof satisfactory to Landlord of such net worth shall have been delivered to Landlord at least 10 days prior to the effective date of any such transaction. For the purposes of this Section, the words “voting stock” shall refer to shares of stock regularly entitled to vote for the election of directors of the corporation. Landlord shall have the right at any time and from time to time during the Term to inspect the stock record books of the corporation to which the provisions of this Section 11.02 apply, and Tenant will produce the same on request of Landlord.

11.03. If this Lease is assigned, whether or not in violation of this Lease, Landlord may collect rent from the assignee. If the Demised Premises or any part thereof are sublet or used or occupied by anybody other than Tenant, whether or not in violation of this Lease, Landlord may, after default by Tenant, and expiration of Tenant’s time to cure such default, collect rent from the subtenant or occupant. In either event, Landlord may apply the net amount collected to the Rent, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of the provisions of Section 11.01 or Section 11.02, or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the performance by Tenant of Tenant’s obligations under this Lease. The consent by Landlord to any assignment, mortgaging, subletting or use or occupancy by others shall not in any way be considered to relieve Tenant from obtaining the express written consent of Landlord to any other or further assignment, mortgaging or subletting or use or occupancy by others not expressly permitted by this Article 11. References in this Lease to use or occupancy by others (that is, anyone other than Tenant) shall not be construed as limited to subtenants and those claiming under or through subtenants but shall be construed as including also licensees and others claiming under or through Tenant, immediately or remotely.

11.04. Any permitted assignment or transfer, whether made with Landlord’s consent pursuant to Section 11.01 or without Landlord’s consent if permitted by Section 11.02, shall be made only if, and shall not be effective until, the assignee shall execute, acknowledge and deliver to Landlord an agreement in form and substance reasonably satisfactory to Landlord whereby the assignee shall assume Tenant’s obligations under this Lease and whereby the assignee shall agree that all of the provisions in this Article 11 shall, notwithstanding such assignment or transfer, continue to be binding upon it in respect to all future assignments and transfers. Notwithstanding any assignment or transfer, whether or not in violation of the provisions of this Lease, and notwithstanding the acceptance of Rent by Landlord from an assignee, transferee, or any other party, the original Tenant and any other person(s) who at any time was or were Tenant shall remain fully liable for the payment of the Rent and for Tenant’s other obligations under this Lease.

11.05. The liability of the original named Tenant and any other Person(s) (including but not limited to any Guarantor) who at any time are or become responsible for Tenant’s obligations under this Lease shall not be discharged, released or impaired by any agreement extending the time of, or modifying any of the terms or obligations under this Lease, or by any waiver or failure of Landlord to enforce, any of this Lease.

11.06. Notwithstanding anything contained in this Lease to the contrary, Landlord shall have the absolute right to withhold its consent to an assignment or subletting to a Person who is otherwise a tenant or occupant of a building owned or managed by Landlord or its affiliated entities, provided, however, that the terms of this Article 11.06 shall not apply to the transactions described in Section 11.02.

11.07. Without limiting any of the provisions of Article 24, if pursuant to the Federal Bankruptcy Code (or any similar law hereafter enacted having the same general purpose), Tenant is permitted to assign this Lease notwithstanding the restrictions contained in this Lease, adequate assurance of future performance by an assignee expressly permitted under such Code shall be deemed to mean the deposit of cash security in an amount equal to the sum of one (1) year’s Fixed Rent plus an amount equal to the Additional Charges for the Calendar Year preceding the year in which such assignment is intended to become effective, which deposit shall be held by Landlord for the balance of the Term, without interest, as security for the full performance of all of Tenant’s obligations under this Lease, to be held and applied in the manner specified for security in Article 8.

11.08. Tenant may, at any time and from time to time, without Landlord’s consent, assign Tenant’s interest in any leasehold improvements made by or on behalf of Tenant, and/or any trade fixtures, furnishings, trade equipment, inventory and personal property within the Demised Premises owned by Tenant, for the purposes of securing financing, provided such security interest shall be subject to the terms and conditions of this Lease. Landlord’s agreement to the foregoing shall not be deemed nor shall same be construed as a waiver by Landlord of any lien which Landlord may by law be entitled to assert against Tenant’s Property (a “Landlord’s Lien”) and Tenant, for itself and any party claiming by, through or under Tenant, hereby expressly acknowledges that Landlord is not waiving such Landlord’s Lien. Upon request of Tenant, and subject to the execution of an agreement in form and substance reasonably satisfactory to Landlord, Tenant, and any entity seeking to secure such financing (a “Lender”) (which agreement shall provide, subject to commercially reasonable terms mutually acceptable to Landlord and the Lender, inter alia, (i) for Landlord’s subordination of any and all contractual, statutory or common law rights to Tenant’s personal property, equipment, inventory and trade fixtures, (ii) a mechanism whereby Lender may enter the Demised Premises to seize Tenant’s personal property, equipment, inventory and trade fixtures and/or to hold a public auction or private sale of the same, and (iii) that Landlord to give Lender a copy of all notices of default sent to Tenant and permitting Lender to cure such default), Landlord shall subordinate Landlord’s Lien on Tenant’s trade fixtures, furnishing, trade equipment, inventory and personal property to the interests of the entity seeking to secure such financing.

ARTICLE 12 - COMPLIANCE WITH LAWS

12.01. Tenant shall comply with all Legal Requirements which shall, in respect of the Demised Premises or the use and occupation thereof, or the abatement of any nuisance in, on or about the Demised Premises, impose any violation, order or duty on Landlord or Tenant; and Tenant shall pay all the cost, expenses, fines, penalties and damages which may be imposed upon Landlord or any Superior Lessor by reason of or arising out of Tenant’s failure to fully and promptly comply with and observe the provisions of this Section 12.01. However, Tenant need not comply with any such law or requirement of any public authority so long as Tenant shall be contesting the validity thereof, or the applicability thereof to the Demised Premises, in accordance with Section 12.02. Notwithstanding anything herein contained to the contrary, to the extent compliance with a Legal Requirement which is generic to the Building (as opposed to being specific to the manner of Tenant’s use thereof, which shall be Tenant’s sole responsibility) requires an expenditure which is deemed “capital” in nature (as that term is determined in accordance with generally accepted accounting principles), Landlord shall incur the cost of compliance with such a Legal Requirement and Tenant shall only be responsible for that portion of the cost of said capitalized item as is determined by amortizing said cost over the useful life of the capitalized item on a straight line basis [with interest at the Prime Rate of Chemical Bank, New York (or similar such banking institution) plus two percent (2%) per annum]; an amount equal to the amortized cost of the capitalized item (with interest) shall be paid annually by Tenant, within twenty (20) days of Landlord’s demand therefore, as an Additional Charge hereunder, over the then remaining Term (or extension thereof) of the Lease. Compliance with generic Legal Requirements not capital in nature, as well as all costs associated therewith, will be Tenant’s sole responsibility. Landlord hereby represents, to the best of its knowledge and belief, as of the date of this Lease, and except as disclosed in Article 36.15 of this Lease, that the Land and Building are in compliance with applicable Legal Requirements. Landlord hereby represents, as of the date of this Lease, that it has not received notice from any governing body having jurisdiction over the Building to the effect that the Building is not in compliance with applicable Legal Requirements.

12.02. Tenant may contest, by appropriate proceedings prosecuted diligently and in good faith, the validity, or applicability to the Demised Premises, of any Legal Requirement, provided that (a) Landlord shall not be subject to criminal penalty or to prosecution for a crime or offense, and neither the Demised Premises nor any part thereof shall be subject to being condemned or vacated, by reason of non-compliance or otherwise by reason of such contest; (b) Tenant shall indemnify Landlord against the cost thereof and against all liability for damages, interest, penalties and expenses (including reasonable attorneys’ fees and expenses), resulting from or incurred in connection with such contest or non-compliance, (c) such non-compliance or contest shall not constitute or result in any violation of any Superior Lease or Superior Mortgage, or if any such Superior Lease and/or Superior Mortgage shall permit such non-compliance or contest on condition of the taking of action or furnishing of security by Landlord, such action shall be taken and such security shall be furnished at the expense of Tenant; and (d) Tenant shall keep Landlord advised as to the status of such proceedings. Without limiting the application of the above, Landlord shall be deemed subject to prosecution for a crime or offense if Landlord, or its managing agent, or any officer, director, partner, shareholder or employee of Landlord or its managing agent, as an individual, is charged with a crime or offense of any kind or degree whatsoever by reason of such non-compliance or otherwise by reason of such contest, whether by service of a summons or otherwise, unless such charge is withdrawn before Landlord or its managing agent, or such officer, director, partner, shareholder or employee of Landlord or its managing agent (as the case may be) is required to plead or answer thereto.

12.03. Notwithstanding anything herein contained to the contrary, Landlord shall be responsible, at Landlord’s sole cost and expense, for curing any violation of those Legal Requirements which were in effect prior to the Commencement Date of the Lease.

ARTICLE 13 - INSURANCE AND INDEMNITY

13.01. During the Term Tenant shall maintain at its own cost and expense the following insurance: (a) comprehensive or commercial general liability insurance in respect of the Demised Premises and the conduct and operation of business therein, having limits of liability not less than $5,000,000.00 per occurrence for bodily injury or property damage coverage to include but not be limited to completed operations, contractual liability and product liability, (b) automobile liability insurance covering all owned, hired and non-owned vehicles used by the Tenant in connection with their work and any loading or unloading of such vehicles, with limits as stated above, (c) workmen’s compensation and employers liability insurance as required by statutes, but in any event not less than $500,000.00 for each accident or occupational disease for employers liability, (d) All-Risk insurance (including flood and earthquake) covering the Demised Premises and Tenant’s stock in trade, fixtures, furniture, furnishings, removable floor coverings, equipment, signs or any other property of Tenant in the Demised Premises, against loss or damage in an amount equal to the full replacement value thereof as same might increase from time to time or such higher amount as either may be required by the holder of any fee mortgage covering the Demises Premises or is necessary to prevent Landlord and/or Tenant from becoming a co-insurer, such insurance to include (i) coverage for property of others in the care, custody and control of Tenant in amounts sufficient to cover the maximum value of such property and to the extent of Tenant’s liability therefor, (ii) boiler and machinery insurance, if applicable, (iii) rent insurance in an amount equal to the Rent, and all other charges payable by Tenant pursuant to this Lease for a period of one (1) year, and (iv) a provision that the insurer will waive subrogation against Landlord, and (e) any other insurance that Landlord may reasonably require provided the same is then being required, generally, by landlords in northern New Jersey with respect to commercial tenants in buildings such as the Building. Landlord may also at any time and from time to time require that the limits for the liability insurance to be maintained by Tenant be increased to the limits that new tenants in similar commercial buildings in the same geographic area as the Building are required to maintain. The insurance carried pursuant to Section 13.01 (d) shall be carried in favor of Landlord and the holder of any fee mortgage on the Premises and the standard mortgagee clause shall be attached to the appropriate policies. Insurance carried pursuant to Section 13.01 (d) shall provide that the loss, if any, shall be adjusted with and payable to the party who will perform the work of restoration pursuant to Article 22 and such party’s mortgagee as their interests may appear. Tenant shall deliver to Landlord and any additional insured(s)

certificates for such fully paid for policies upon execution hereof. Upon request of Landlord, but only in the event of damage or destruction to the Building, Tenant shall furnish Landlord with copies of any All-Risk insurance policies covering the Demised Premises. Tenant shall procure and pay for renewals of such insurance from time to time before the expiration thereof, and Tenant shall deliver to Landlord and any additional insured(s), certificates therefor at least twenty (20) days before the expiration of any existing policy. All such policies shall be issued by companies reasonably acceptable to Landlord, having a Bests Rating of not less than A, Class VII (or an equivalent S&P rating if requested by Landlord), and licensed to do business in New Jersey, and all such policies shall contain a provision whereby the same cannot be canceled unless Landlord and any additional insured(s) are given at least thirty (30) days’ prior written notice of such cancellation. The insurance required by this Section (other than worker’s compensation insurance) and the certificates thereof to be delivered to Landlord by Tenant shall name Landlord as an additional insured and, at Landlord’s request, shall also name any Superior Lessors or Superior Mortgagees as additional insureds, and the following phrase must be typed on the certificate of insurance: “5851 Westside Avenue Associates, L.L.C., Hartz Mountain Industries, Inc., and their respective subsidiaries, affiliates, associates, joint ventures, and partnerships, are hereby named as additional insureds as their interests may appear (and if Landlord has so requested, Tenant shall include any Superior Lessors and Superior Mortgagees as additional insured(s)). It is intended for this insurance to be primary and non-contributing.” Tenant shall give Landlord at least thirty (30) days’ prior written notice that any such policy is being canceled or replaced. Tenant’s insurance obligations hereunder may be satisfied through a blanket insurance policy covering other interests of Tenant, as well as in the form of primary and umbrella or excess liability coverages, in such segments as Tenant shall determine from time to time, provided such policy(ies) contain an endorsement (a) naming Landlord and any Superior Lessor or Superior Mortgagee as additional insureds (and contain the “primary and non-contributing” language cited above, (b) specifically reference the Demised Premises, (c) guarantee a minimum limit available for the Demised Premises at least equal to the amount of insurance required to be maintained hereunder, and (d) otherwise comply with the requirements of this Article 13.01.

13.02. Tenant shall not do, permit or suffer to be done any act, matter, thing or failure to act in respect of the Demised Premises or use or occupy the Demised Premises or conduct or operate Tenant’s business in any manner objectionable to any insurance company or companies whereby the fire insurance or any other insurance then in effect in respect to the Land and Building or any part thereof shall become void or suspended. In case of a breach of the provisions of this Section 13.02, in addition to all other rights and remedies of Landlord hereunder, Tenant shall indemnify Landlord and the Superior Lessors and hold Landlord and the Superior Lessors harmless from and against any loss which would have been covered by insurance which shall have become void or suspended because of such breach by Tenant.

13.03. Tenant shall indemnify and hold harmless Landlord and all Superior Lessors and its and their respective partners, joint venturers, directors, officers, agents, servants and employees from and against any and all claims arising from or in connection with (a) the conduct or management of the Demised Premises or of any business therein, or any work or thing whatsoever done, or any condition created (other than by Landlord, its agents, representatives, employees, and contractors) in the Demised Premises during the Term or during the period of time, if any, prior to the Commencement Date that Tenant may have been given access to the Demised Premises; (b) any act, omission or negligence of Tenant or any of its subtenants or licensees or its or their partners, joint venturers, directors, officers, agents, employees or contractors; and (c) any accident, injury or damage whatever (unless caused solely by Landlord’s or its agent’s, representative’s, employee’s or contractor’s negligence or willful act) occurring in the Demised Premises; together with all costs, expenses and liabilities incurred in or in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorneys’ fees and expenses. In case any action or proceeding is brought against Landlord and/or any Superior Lessor and/or its or their partners, joint venturers, directors, officers, agents and/or employees in connection with conduct or management of the Demised Premises or by reason of any claim referred to above, Tenant, upon notice from Landlord or such Superior Lessor, shall, at Tenant’s cost and expense, resist and defend such action or proceeding by counsel reasonably satisfactory to Landlord (provided, however, counsel for Tenant’s insurance carrier shall be deemed acceptable to Landlord).

13.04. Neither Landlord nor any Superior Lessor shall be liable or responsible for, and Tenant hereby releases Landlord and each Superior Lessor from, all liability and responsibility to Tenant and any person claiming by, through or under Tenant, by way of subrogation or otherwise, for any injury, loss or damage to any person or property in or around the Demised Premises or to Tenant’s business covered by insurance carried or required to be carried hereunder irrespective of the cause of such injury, loss or damage, and Tenant shall require its insurers to include in all of Tenant’s insurance policies which could give rise to a right of subrogation against Landlord or any Superior Lessor a clause or endorsement whereby the insurer waives any rights of subrogation against Landlord and such Superior Lessors or permits the insured, prior to any loss, to agree with a third party to waive any claim it may have against said third party without invalidating the coverage under the insurance policy.

ARTICLE 14 - INTENTIONALLY OMITTED

ARTICLE 15 - ALTERATIONS AND SIGNS

15.01. Except with respect to alterations, additions, changes, replacements, installations or improvements which affect, either directly or indirectly, (i) the structural elements of the Building (which shall include, but not be limited to, any expansion of the Building), or (ii) the mechanical systems of the Building in a manner which represents a material deviation from the Plans and Specifications approved by Landlord in connection with the initial Tenant’s Work, or (iii) the exterior façade of the Building in a manner that is inconsistent with the general appearance of the Building as it exists on the date of this Lease, or (iv)

which involve exterior (i.e. outside the Building) installations or exterior underground cable, conduit and/or and utility lines, which collectively are referred to herein as “Alterations” and which shall require Landlord’s prior written approval, Tenant may make from time to time, without Landlord’s consent, alterations, modifications or improvements to the Building as it desires or is required to make. With respect to those Alterations requiring Landlord’s prior approval, Tenant shall, prior to the commencement of such Alterations, submit to Landlord detailed plans and specifications for such Alterations prepared by a registered architect or professional engineer and Landlord shall reasonably approve or disapprove such Alterations within ten (10) business days of Tenant’s submission thereof. Any disapproval of such proposed Alterations shall be accompanied by specific reasons for such disapproval. Failure of Landlord to respond within such ten (10) business day period shall be deemed approval of such proposed Alterations. Alterations, and any alterations, modifications or improvements that do not constitute Alterations, made by Tenant shall be performed in compliance with all applicable Legal Requirements and Insurance Requirements. With respect to those Alterations requiring Landlord’s approval, Landlord agrees that such approval shall not be unreasonably withheld, delayed or conditioned, and Landlord agrees to approve Tenant’s request for Alterations provided and on the condition that (i) the Alteration in question does not adversely affect the structural integrity of the Building, and (ii) in the case of Alterations to the mechanical systems of the Building, same do not represent a material deviation from the Plans and Specifications approved by Landlord in connection with the initial Tenant’s Work, and (iii) in all cases, the Alterations(s) in question do not otherwise impair (i.e., lessen) the value of the Building as a data center/facility when evaluated in the context of the value of the Building as a data center/facility as of the Commencement Date of the Lease. Any review or approval by Landlord of any plans and/or specifications with respect to any Alterations is solely for Landlord’s benefit, and without any representation or warranty whatsoever to Tenant in respect to the adequacy, correctness or efficiency thereof or otherwise. Alterations (including those alterations, modifications or improvements that do not constitute Alterations) shall be diligently performed in a good and workmanlike manner. Throughout the making of all alterations (including any Alteration), Tenant shall carry, or cause to be carried, workmen’s compensation insurance in statutory limits and general liability insurance, with completed operation endorsement, for any occurrence in or about the Building, under which Landlord and its managing agent and any Superior Lessor whose name and address shall previously have been furnished to Tenant shall be named as parties insured, in such limits as Landlord may reasonably require, with insurers reasonably satisfactory to Landlord. Tenant shall furnish Landlord with reasonably satisfactory evidence that such insurance is in effect at or before the commencement of Alterations and, on request, at reasonable intervals thereafter during the making of alterations.

15.02. Tenant shall be permitted, at Tenant’s sole cost and expense, to install signage on the exterior walls of the Building or the grounds of the Demised Premises without first obtaining Landlord’s written consent thereto, provided the same do not contain any offensive materials, and provided the same are otherwise in compliance with all applicable Legal Requirements.

15.03. Subject to the provisions of Article 15.01 above, Tenant shall be permitted, at Tenant’s sole cost and expense, to expand the Building to the extent permitted by applicable Legal Requirements. Landlord agrees that Tenant shall not be required to pay Fixed Rent with respect to any expansion of the Building so constructed by Tenant, but Tenant shall be responsible and shall pay any increase in Real Estate Taxes resulting from any expansion of the Building constructed by Tenant.

ARTICLE 16 - LANDLORD’S AND TENANT’S PROPERTY

16.01. All fixtures, equipment, improvements and appurtenances which are not Tenant’s Property pursuant to Article 16.02 below shall be deemed to be the property of Landlord and shall not be removed by Tenant, except as provided in Section 16.02.

16.02. All movable partitions, business and trade fixtures, machinery and equipment, communications equipment and office equipment, whether or not attached to or built into the Demised Premises, and all furniture, furnishings, and other personal property owned by Tenant (or owned by customers, licensees, subtenants or vendors of ,or claiming by or through, Tenant) and located in the Demised Premises (collectively, “Tenant’s Property”) shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the Term; provided that if any of the Tenant’s Property is removed, Tenant shall repair or pay the cost of repairing any damage to the Demised Premises resulting from the installation and/or removal thereof and, notwithstanding Tenant’s removal of any Tenant’s Property, Tenant agrees that the Demised Premises will be surrendered to Landlord upon expiration or earlier termination of the Lease (i) structurally sound, (ii) with the mechanical systems then in place in the Demised Premises in good working order, normal wear and tear excepted, and (iii) in a condition such that the overall value and leaseability of the Building as a data center/facility is equal to or greater than that which existed on the Commencement Date of this Lease.

16.03. Tenant shall not be required to remove any of Tenant’s Property installed in connection with the initial “Tenant’s Work” performed in and to the Demised Premises. Unless Tenant is otherwise so advised at the time Landlord reviews any proposed plans and specifications for a proposed Alteration to be performed by Tenant, Tenant shall not be required to remove any of Tenant’s Property installed in connection with any Alteration performed in and to the Demised Premises subsequent to the initial Tenant’s Work, provided, however, in either case, the Demised Premises are surrendered by Tenant in accordance with the provisions of Articles 16.02 (particularly, but not by way of limitation, the last sentence of Article 16.02) and 24 of this Lease.

ARTICLE 17 - REPAIRS AND MAINTENANCE

17.01. Tenant shall, throughout the Term, take good care of the Demised Premises, the fixtures and appurtenances therein, and shall not do, suffer, or permit any waste with respect thereto. Except as set forth in Article 17.02 below, Tenant shall keep and maintain all interior and exterior portions of the Demised Premises including, without limitation, all Building equipment, windows, doors, loading bay doors and shelters, plumbing and electrical systems, heating, ventilating and air conditioning (“HVAC”) systems, and the roof components (i.e., the roof membrane, leaders, gutters, flashing, etc.) in a clean and orderly condition and in good order and repair. Tenant shall keep and maintain all floors, sidewalks, landscaping (including lawn areas), curbing, paving whether in driveways, parking areas or access easements, including but not limited to the maintenance of the exterior grounds in accordance with the requirements of Exhibit F annexed hereto. The phrase “keep and maintain” as used herein includes repairs, replacement and/or restoration as appropriate. Tenant shall maintain the exterior areas of the Demised Premises free of accumulation of snow, ice, dirt and rubbish. Tenant shall not permit or suffer any over-loading of the floors of the Building. Tenant shall be responsible for all repairs, interior and exterior, structural and nonstructural, ordinary and extraordinary, in and to the Demised Premises, including the Building and Land and the facilities and systems thereof, the need for which arises out of (a) the performance or existence of the Tenant’s Work or alterations, (b) the installation, use or operation of the Tenant’s Property in the Demised Premises, (c) the moving of the Tenant’s Property in or out of the Building, or (d) the act, omission, misuse or neglect of Tenant or any of its subtenants or its or their employees, agents, contractors or invitees. Upon request by Landlord, Tenant shall furnish Landlord with true and complete copies of maintenance contracts and with copies of all invoices for work performed, confirming Tenant’s compliance with its obligations under this Article. Tenant shall promptly replace all scratched, damaged or broken doors and glass in and about the Demised Premises and shall be responsible for all repairs, maintenance and replacement of wall and floor coverings in the Demised Premises and for the repair and maintenance of all sanitary and electrical fixtures and equipment therein.

17.02 So long as Tenant is not in default in the payment of Fixed Rent beyond the applicable notice and cure period, and unless caused by the act, omission, or negligence of Tenant, its agents, invitees, representatives, or contractors, or otherwise Tenant’s responsibility pursuant to Article 17.01 above, Landlord shall be responsible, at Landlord’s cost and expense, for all structural repairs (and replacements, as necessary) in and to the Demised Premises. “Structural repairs”, as that term is used herein, shall refer solely to repairs to (i) the concrete slab, (ii) the load bearing walls, (iii) the steel structure supporting the roof membrane (but not the membrane itself), and (iv) the Building foundations; provided, however, to the extent a “structural repair” is warranted as a result of Tenant’s act, omission or negligence, or the act, omission or negligence of Tenant’s agents, invitees, representatives, contractors or employees, then, in that instance, Landlord shall make such repairs at Tenant’s sole, but reasonable cost and expense. Further, to the extent Tenant performs any modification or addition to, or alteration of, any of the structural elements of the Building, whether as Tenant’s Work, as an Alteration (or alteration), or otherwise, then Landlord shall no longer be responsible for repairs and replacements to the structural elements of the building so affected; instead Tenant shall be responsible to perform such repairs and replacements as may be necessary at Tenant’s sole cost and expense.

17.03. Except as otherwise expressly provided in this Lease, Landlord shall have no liability to Tenant, nor shall Tenant’s covenants and obligations under this Lease be reduced or abated in any manner whatsoever, by reason of any inconvenience, annoyance, interruption or injury to business arising from Landlord’s doing any repairs, maintenance, or changes which Landlord is required or permitted by this Lease, or required by Law, to make in or to any portion of the Building; provided that Landlord shall use diligent efforts to minimize disruption to the operation of Tenant’s business at the Demised Premises.

17.04. Tenant shall not permit or suffer the overloading of the floors of the Demised Premises beyond one hundred seventy five (175) pounds per square foot, or lesser amount as may be applicable to any mezzanine area; provided, however, Tenant shall have the right to reinforce the floors so as to increase the capacity of same (the “Floor Work”) subject to Landlord’s prior approval of plans and specifications therefore, which approval shall not be unreasonably withheld or delayed. Any such Floor Work shall be considered an Alteration and shall proceed in accordance with Article 15 of this Lease.

ARTICLE 18 - UTILITY CHARGES

18.01. Tenant shall pay all charges for gas, water, sewer, electricity, heat or other utility or service supplied to the Demised Premises as measured by meters relating to Tenant’s use, and the cost of repair, maintenance, replacement, and reading of any meters measuring Tenant’s consumption thereof. Tenant expressly agrees that Landlord shall not be responsible for the failure of supply to Tenant of any of the aforesaid, or any other utility service. Landlord shall not be responsible for any public or private telephone service to be installed in the space, particularly conduit if required. Landlord shall cooperate with Tenant as may be necessary, provided that the same is at no cost to Landlord, in connection with Tenant’s efforts to obtain utility service to the Demised Premises.

18.02. Tenant’s use of electric energy in the Demised Premises shall not at any time exceed the capacity of any of the electrical conductors and equipment in or otherwise serving the Demised Premises.

ARTICLE 19 - ACCESS

19.01. Landlord and its agents shall have the right, at reasonable times upon reasonable advance notice during business hours, and accompanied by a representative of Tenant (except in the event of an emergency when the circumstances will dictate the nature and extent of notice) to enter and/or pass through the Demised Premises at any time or times (a) to examine the Demised Premises and to show them to actual and prospective Superior Lessors, Superior Mortgagees, or prospective purchasers of the Building, and (b) to make such repairs in or to the Demised Premises as Landlord is required to make. Landlord shall be allowed to take all materials into and upon the Demised Premises that may be required in connection therewith, without any liability to Tenant and without any reduction of Tenant’s obligations hereunder. During the period of eighteen (18) months prior to the Expiration Date, Landlord and its agents may exhibit the Demised Premises to prospective tenants.

ARTICLE 20 - MECHANICS’ LIENS AND OTHER LIENS

20.01. Nothing contained in this Lease shall be construed to imply any consent of Landlord to subject Landlord’s interest or estate to any liability under any mechanic’s, construction or other lien law. If any lien or any Notice of Intention (to file a lien), Lis Pendens, or Notice of Unpaid Balance and Right to File Lien is filed against the Land, the Building, or any part thereof, or the Demised Premises, or any part thereof, for any work, labor, services or materials claimed to have been performed or furnished for or on behalf of Tenant, or anyone holding any part of the Demised Premises through or under Tenant, Tenant shall cause the same to be canceled and discharged of record by payment, bond or order of a court of competent jurisdiction within thirty (30) days after notice by Landlord to Tenant.

ARTICLE 21 - NON-LIABILITY AND INDEMNIFICATION

21.01. Neither Landlord nor any partner, joint venturer, director, officer, agent, servant or employee of Landlord shall be liable to Tenant for any loss, injury or damage to Tenant or to any other Person, or to its or their property, irrespective of the cause of such injury, damage or loss, unless caused by or resulting from the negligence of Landlord, its agents, servants or employees in the operation or maintenance of the Land or Building without contributory negligence on the part of Tenant or any of its subtenants or licensees or its or their employees, agents or contractors. Further, neither Landlord nor any partner, joint venturer, director, officer, agent, servant or employee of Landlord shall be liable (a) for any such damage caused by other tenants or Persons in, upon or about the Land or Building, or caused by operations in construction of any private, public or quasi-public work; or (b) even if negligent, for consequential damages arising out of any loss of use of the Demised Premises or any equipment or facilities therein by Tenant or any Person claiming through or under Tenant.

21.02. Notwithstanding any provision to the contrary, Tenant shall look solely to the estate and property of Landlord in and to the Land and Building (or the proceeds received by Landlord on a sale of such estate and property but not the proceeds of any financing or refinancing thereof) in the event of any claim against Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant’s use of the Demised Premises, and Tenant agrees that the liability of Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant’s use of the Demised Premises shall be limited to such estate and property of Landlord (or sale proceeds). No other properties or assets of Landlord or any partner, joint venturer, director, officer, agent, servant or employee of Landlord shall be subject to levy, execution or other enforcement procedures for the satisfaction of any judgment (or other judicial process) or for the satisfaction of any other remedy of Tenant arising out of, or in connection with, this Lease, the relationship of Landlord and Tenant or Tenant’s use of the Demised Premises and if Tenant shall acquire a lien on or interest in any other properties or assets by judgment or otherwise, Tenant shall promptly release such lien on or interest in such other properties and assets by executing, acknowledging and delivering to Landlord an instrument to that effect prepared by Landlord’s attorneys.

ARTICLE 22 - DAMAGE OR DESTRUCTION

22.01. If the Building shall be partially or totally damaged or destroyed by fire or other casualty, Tenant shall repair the damage and restore and rebuild the Building with reasonable dispatch after notice to it of the damage or destruction to either (i) improvements of a condition, character and value equal to those existing on the Demised Premises immediately prior to such damage or destruction, or (ii) improvements of a condition, character and value equal to the improvements which existed on the Commencement Date of this Lease without consideration for any alterations, modifications, changes or other “fit-up” work which Tenant performs to the Demised Premises subsequent to the Commencement Date. All insurance proceeds payable under any All-Risk casualty or similar insurance policy carried by Tenant hereunder shall be made available to Tenant to pay for the cost of such reconstruction, including, without limitation, for the cost of the repair or reconstruction of any Tenant’s Property, provided that the amount of any such insurance shall not limit Tenant’s obligations under this Article 22. If the Building shall be partially or totally damaged or destroyed by fire or other casualty during the last two (2) years of the Term, Tenant shall be permitted to terminate this Lease on the condition that Tenant assigns to Landlord all right, title, and interest in an to all insurance proceeds payable under the All-Risk casualty or similar insurance policy required to be carried by Tenant hereunder (which policy must be in effect as a condition to Tenant’s right to terminate this Lease as provided hereinabove).

22.02. Subject to the provisions of Section 22.04, if all or part of the Demised Premises shall be damaged or destroyed or rendered completely or partially untenantable on account of fire or other casualty, the Rent shall be abated or reduced, as the case may be, in the proportion that the untenantable area of the Demised Premises bears to the total area of the Demised Premises (to the extent of rent insurance proceeds received by Landlord from insurance maintained by Tenant), for the period from the date of the damage or destruction to the date the damage to the Demised Premises shall be substantially repaired provided, however, should Tenant reoccupy a portion of the Demised Premises during the period the repair or restoration work is taking place and prior to the date that the Demised Premises are substantially repaired or made tenantable the Rent allocable to such reoccupied portion, based upon the proportion which the area of the reoccupied portion of the Demised Premises bears to the total area of the Demised Premises, shall be payable by Tenant from the date of such occupancy.

22.03. Except as provided in Article 22.01 above, Tenant shall not be entitled to terminate this Lease and no damages, compensation or claim shall be payable by Landlord for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Building pursuant to this Article 22.

22.04. Notwithstanding any of the foregoing provisions of this Article 22, if by reason of some act or omission on the part of Tenant or any of its subtenants or its or their partners, directors, officers, servants, employees, agents or contractors, Landlord or any Superior Lessor or any Superior Mortgagee shall be unable to collect all of the rent insurance proceeds applicable to damage or destruction of the Building by fire or other casualty, then, without prejudice to any other remedies which may be available against Tenant, there shall be no abatement or reduction of the Rent. Further, nothing contained in this Article 22 shall relieve Tenant from any liability that may exist as a result of any damage or destruction by fire or other casualty.

22.05. Landlord will not carry insurance of any kind on the Building or Tenant’s Property and, except as provided by law or by reason of Landlord’s breach of any of its obligations hereunder, shall not be obligated to repair any damage to or replace the Tenant’s Property.

22.06. The provisions of this Article 22 shall be deemed an express agreement governing any case of damage or destruction of the Building by fire or other casualty, and any law providing for such a contingency in the absence of an express agreement, now or hereafter in force, shall have no application in such case.

ARTICLE 23 - EMINENT DOMAIN

23.01. If the whole of the Demised Premises shall be taken by any public or quasi-public authority under the power of condemnation, eminent domain or expropriation, or in the event of conveyance of the whole of the Demised Premises in lieu thereof, this Lease shall terminate as of the day possession shall be taken by such authority. If less than the whole of the Demised Premises shall be taken or conveyed, or if so much of the available parking for the Demised Premises is taken or conveyed, or if access to the Demised Premises is denied as a result of such taking or conveyance and in connection with any of the cited circumstances, Tenant determines, in its commercially reasonable business judgment, that it is unable to (substantially) conduct its business in the Demised Premises, and Landlord shall not be able to provide Tenant with satisfactory alternative accommodations, or parking, or access, as the case may be, Tenant shall have the right to terminate this Lease upon notice given to Landlord within 30 days after such taking possession. If this Lease shall continue in effect as to any portion of the Demised Premises not so taken or conveyed, the Rent shall be computed as of the day possession shall be taken on the basis of the remaining Floor Space of the Building. Except as specifically provided herein, in the event of any such taking or conveyance there shall be no reduction in Rent. If this Lease shall continue in effect, Tenant shall, at its expense, but shall be obligated only to the extent of the net award or other compensation (after deducting all expenses in connection with obtaining same) made available to Tenant for the improvements taken or conveyed (excluding any award or other compensation for the Land), make all necessary alterations so as to constitute the remaining Building a complete architectural and tenantable unit, and Tenant shall make all alterations or replacements to the Tenant’s Property and decorations in the Demised Premises. All awards and compensation for any taking or conveyance, whether for the whole or a part of the Land or Building, shall be property of Landlord, and Tenant hereby assigns to Landlord all of Tenant’s right, title and interest in and to any and all such awards and compensation, including, without limitation, any award or compensation for the value of the unexpired portion of the Term; provided, however, Landlord agrees to make such awards and compensation for the Building available to Tenant to make all necessary alterations so as to constitute the remaining Building a complete architectural and tenantable unit. Tenant shall be entitled to claim, prove and receive in the condemnation proceeding such award or compensation as may be allowed for the Tenant’s Property and for loss of business, good will, and depreciation or injury to and cost of removal of the Tenant’s Property, but only if such award or compensation shall be made by the condemning authority in addition to, and shall not result in a reduction of, the award or compensation made by it to Landlord.

23.02. If the temporary use or occupancy of all or any part of the Demised Premises shall be taken during the Term, Tenant shall be entitled, except as hereinafter set forth, to receive that portion of the award or payment for such taking which represents compensation for the use and occupancy of the Demised Premises, for the taking of the Tenant’s Property and for moving expenses, and Landlord shall be entitled to receive that portion which represents reimbursement for the cost of restoration of the Demised Premises. This Lease shall be and remain unaffected by such taking and Tenant shall continue responsible for all of its obligations hereunder insofar as such obligations are not affected by such taking and shall continue to pay the Rent in full when due. If the period of temporary use or occupancy shall extend beyond the Expiration Date, that part of the award or payment which represents compensation for the use and occupancy of the Demised Premises (or a part thereof) shall be divided between Landlord and Tenant so that Tenant shall receive (except as otherwise provided below) so much thereof as represents compensation for the period up to and including the Expiration Date and Landlord shall receive so much thereof as represents compensation for the period after the Expiration Date.

ARTICLE 24 - SURRENDER

24.01. On the Expiration Date, or upon any earlier termination of this Lease, or upon any re-entry by Landlord upon the Demised Premises by way of judicial process, Tenant shall quit and surrender the Demised Premises to Landlord “broom-clean” and in good order, condition and repair, except for ordinary wear and tear and such damage or destruction as Landlord is required to repair or restore under this Lease, and Tenant shall remove all of Tenant’s property therefrom except as otherwise expressly provided in this Lease.

24.02. If Tenant remains in possession of the Demised Premises after the expiration of the Term (a “Holdover Period”), Tenant shall be deemed to be occupying the Demised Premises at the sufferance of Landlord subject to all of the provisions of this Lease, except that the monthly Fixed Rent for the first two (2) months of any such Holdover Period shall be at 150% of the Fixed Rent in effect during the last month of the Term and shall be twice the Fixed Rent in effect during the last month of the Term for any Holdover Period beyond two (2) months.

24.03. No act or thing done by Landlord or its agents shall be deemed an acceptance of a surrender of the Demised Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord.

ARTICLE 25 - CONDITIONS OF LIMITATION

25.01. This Lease is subject to the limitation that whenever Tenant or any Guarantor (a) shall make an assignment for the benefit of creditors, or (b) shall commence a voluntary case or have entered against it an order for relief under any chapter of the Federal Bankruptcy Code (Title 11 of the United States Code) or any similar order or decree under any federal or state law, now in existence, or hereafter enacted having the same general purpose, and such order or decree shall have not been stayed or vacated within 90 days after entry, or (c) shall cause, suffer, permit or consent to the appointment of a receiver, trustee, administrator, conservator, sequestrator, liquidator or similar official in any federal, state or foreign judicial or nonjudicial proceeding, to hold, administer and/or liquidate all or substantially all of its assets, and such appointment shall not have been revoked, terminated, stayed or vacated and such official discharged of his duties within 90 days of his appointment then Landlord, at any time after the occurrence of any such event, may give Tenant a notice of intention to end the Term at the expiration of five (5) days from the date of service of such notice of intention, and upon the expiration of said five (5) day period, whether or not the Term shall theretofore have commenced, this Lease shall terminate with the same effect as if that day were the expiration date of this Lease, but Tenant shall remain liable for damages as provided in Article 27.

25.02. This Lease is subject to the further limitations that: (a) if Tenant shall fail to make payment of any Rent within ten (10) days of the date due, or (b) if Tenant shall, whether by action or inaction, be in default of any of its obligations under this Lease (other than a default in the payment of Rent) and such default shall continue and not be remedied within thirty (30) days after Landlord shall have given to Tenant a notice specifying the same, or, in the case of a default which cannot with due diligence be cured within a period of thirty (30) days and the continuance of which for the period required for cure will not subject Landlord or any Superior Lessor or prosecution for a crime or offense (as more particularly described in Section 12.02) or termination of any Superior Lease or foreclosure of any

Superior Mortgage, if Tenant shall not, (i) within said thirty (30) day period advise Landlord of Tenant’s intention to take all steps necessary to remedy such default, (ii) duly commence within said thirty (30) day period, and thereafter diligently prosecute to completion all steps necessary to remedy the default, and (iii) complete such remedy within a reasonable time after the date of said notice by Landlord, or (c) if any event shall occur or any contingency shall arise whereby this Lease would, by operation of law or otherwise, devolve upon or pass to any person, firm or corporation other than Tenant, except as expressly permitted by Article 11, or (d) if Tenant shall abandon the Demised Premises, then in any of said cases, Landlord may give to Tenant a notice of intention to end the Term at the expiration of five (5) days from the date of the service of such notice of intention, and upon the expiration of said five (5) days, whether or not the Term shall theretofore have commenced, this Lease shall terminate with the same effect as if that day were the expiration date of this Lease, but Tenant shall remain liable for damages as provided in Article 27.

25.03 Notwithstanding anything contained in Article 25.02 to the contrary, Landlord agrees that the first two (2) times in any Calendar Year that Tenant is in default in the payment of Rent beyond the ten (10) day grace period, Landlord will not exercise its right, as provided in Article 25.02 above, to send Tenant a notice of termination unless and until Landlord shall have received a judgment (from the Court having jurisdiction over such matters) awarding Landlord possession of the Demised Premises. It is expressly understood and agreed by Tenant, however, that Landlord’s agreement to refrain from sending Tenant a termination notice as provided in the previous sentence SHALL NOT PRECLUDE LANDLORD FROM COMMENCING THE APPROPRIATE SUMMARY DISPOSSESS ACTION THE FIRST TIME IN ANY CALENDAR YEAR (and at any time thereafter) TENANT IS IN DEFAULT IN THE PAYMENT OF RENT BEYOND THE APPLICABLE GRACE PERIOD, NOR SHALL SAME PRECLUDE LANDLORD FROM PURSUING ANY OTHER REMEDY AS A RESULT OF SUCH DEFAULT TO WHICH IT IS ENTITLED PURSUANT TO THE LEASE OR BY LAW.

ARTICLE 26 - RE-ENTRY BY LANDLORD

26.01. If Tenant shall default in the payment of any Rent pursuant to Article 25.02 (a) above, or if this Lease shall terminate as provided in Article 25, Landlord or Landlord’s agents and employees may immediately or at any time thereafter re-enter the Demised Premises, or any part thereof, either by summary dispossess proceedings or by any suitable action or proceeding at law without being liable to indictment, prosecution or damages therefor, and may repossess the same, and may remove any Person therefrom, to the end that Landlord may have, hold and enjoy the Demised Premises. The word “re-enter,” as used herein, is not restricted to its technical legal meaning. If this Lease is terminated under the provisions of Article 25, or if Landlord shall re-enter the Demised Premises under the provisions of this Article 26, or in the event of the termination of this Lease, or of re-entry, by or under any summary dispossess or other proceedings or action or any provision of law by reason of default hereunder on the part of Tenant, Tenant shall thereupon pay to Landlord the Rent payable up to the time of such termination of this Lease, or of such recovery of possession of the Demised Premises by Landlord, as the case may be, and shall also pay to Landlord damages as provided in Article 27.

26.02. In the event of a breach by Tenant of any of its obligations under this Lease beyond any applicable cure period, Landlord shall also have the right of injunction. The special remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any other remedies to which Landlord may lawfully be entitled at any time and Landlord may invoke any remedy allowed at law or in equity as if specific remedies were not provided for herein.

26.03. If this Lease shall terminate under the provisions of Article 25, or if Landlord shall re-enter the Demised Premises under the provisions of this Article 26, or in the event of the termination of this Lease, or of re-entry, by or under any summary dispossess or other proceeding or action or any provision of law by reason of default hereunder on the part of Tenant, Landlord shall be entitled to retain all monies, if any, paid by Tenant to Landlord, whether as Advance Rent, security or otherwise, but such monies shall be credited by Landlord against any Rent due from Tenant at the time of such termination or re-entry or, at Landlord’s option, against any damages payable by Tenant under Article 27 or pursuant to law.

ARTICLE 27 - DAMAGES

27.01. If this Lease is terminated under the provisions of Article 25, or if Landlord shall re-enter the Demised Premises under the provisions of Article 26, or in the event of the termination of this Lease, or of re-entry, by or under any summary dispossess or other proceeding or action or any provision of law by reason of default hereunder on the part of Tenant, Tenant shall pay as Additional Charges to Landlord, at the election of Landlord, either:

(a) a sum which at the time of such termination of this Lease or at the time of any such re-entry by Landlord, as the case may be, represents the then value of the excess (discounted to present value at the rate of the then outstanding US Treasury Security having a maturity nearest to the original Expiration Date of the Lease Term) if any, of (i) the aggregate amount of the Rent which would have been payable by Tenant (conclusively presuming the average monthly Additional Charges to be the same as were the average monthly Additional Charges payable for the year, or if less than 365 days have then elapsed since the Commencement Date, the partial year, immediately preceding such termination or re-entry) for the period commencing with such earlier termination of this Lease or the date of any such re-entry, as the case may be, and ending with the Expiration Date, over (ii) the aggregate rental value of the Demised Premises for the same period; or

(b) sums equal to the Fixed Rent and the Additional Charges which would have been payable by Tenant had this Lease not so terminated, or had Landlord not so re-entered the Demised Premises, payable upon the due dates therefor specified herein following such termination or such re-entry and until the Expiration Date, provided, however, that if Landlord shall relet the Demised Premises during said period, Landlord shall credit Tenant with the net rents received by Landlord from such reletting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such reletting the expenses incurred or paid by Landlord in terminating this Lease or in re-entering the Demised Premises and in securing possession thereof, as well as the expenses of reletting, including, without limitation, altering and preparing the Demised Premises for new tenants, brokers’ commissions, legal fees, and all other expenses properly chargeable against the Demised Premises and the rental therefrom, it being understood that any such reletting may be for a period shorter or longer than the period ending on the Expiration Date; but in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder, nor shall Tenant be entitled in any suit for the collection of damages pursuant to this subdivision (b) to a credit in respect of any rents from a reletting, except to the extent that such net rents are actually received by Landlord.

If the Demised Premises or any part thereof should be relet by Landlord before presentation of proof of such damages to any court, commission or tribunal, the amount of rent reserved upon such reletting shall, prima facie, be the fair and reasonable rental value for the Demised Premises, or part thereof, so relet during the term of the reletting. Landlord shall not be liable in any way whatsoever for its failure to relet the Demised Premises or any part thereof, or if the Demised Premises or any part thereof are relet, for its failure to collect the rent under such reletting, and no such failure to relet or failure to collect rent shall release or affect Tenant’s liability for damages or otherwise under this Lease. Furthermore, Tenant, on behalf of itself and any and all persons claiming through or under Tenant, does hereby waive and surrender all right and privilege which it, they or any of them might have under or by reason of any present or future law or applicable governmental or judicial authority, to require that Landlord mitigate damages sustained or to be sustained by Landlord hereunder as a result of a default by Tenant and/or any and all persons claiming through or under Tenant under this Lease. In the event Tenant, on behalf of itself or any and all persons claiming through or under Tenant, attempts to raise a defense or assert any affirmative obligations on Landlord’s part to mitigate such damages or relet the Demised Premises, Tenant shall reimburse Landlord for any costs and expenses incurred by Landlord as a result of any such defense or assertion, including but not limited to Landlord’s attorneys’ fees incurred in connection therewith.

27.02. Suit or suits for the recovery of such damages or, any installments thereof, may be brought by Landlord at any time and from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the Term would have expired if it had not been so terminated under the provisions of Article 24, or under any provision of law, or had Landlord not re-entered the Demised Premises. Nothing herein contained shall be construed to limit or preclude recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant. Nothing herein contained shall be construed to limit or prejudice the right of Landlord to prove for and obtain as damages by reason of the termination of this Lease or re-entry of the Demised Premises for the default of Tenant under this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time, whether or not such amount be greater than, equal to, or less than any of the sums referred to in Section 27.01.

27.03. In addition, if this Lease is terminated under the provisions of Article 25, or if Landlord shall re-enter the Demised Premises under the provisions of Article 26, Tenant covenants that: (a) the Demised Premises then shall be in the same condition as that in which Tenant has agreed to surrender the same to Landlord at the Expiration Date; (b) Tenant shall have performed prior to any such termination any obligation of Tenant contained in this Lease for the making of any alteration or for restoring or rebuilding the Demised Premises or the Building, or any part thereof; and (c) for the breach of any covenant of Tenant set forth above in this Section 27.03, Landlord shall be entitled immediately, without notice or other action by Landlord, to recover, and Tenant shall pay, as and for liquidated damages therefor, the cost of performing such covenant (as estimated by an independent contractor selected by Landlord).

27.04. In addition to any other remedies Landlord may have under this Lease, and without reducing or adversely affecting any of Landlord’s rights and remedies under this Article 27, if any damages payable hereunder by Tenant to Landlord are not paid upon demand therefor, the same shall bear interest at the then rate established by law, same calculated from the due date thereof until paid, and the amounts of such interest shall be Additional Charges hereunder.

27.05. In the event of Tenant’s default under this Lease and Landlord’s re-entry and recovery or possession of the Demised Premises, Landlord shall use commercially reasonable efforts to mitigate Landlord’s damages by reletting of the Demised Premises. The net proceeds of any such reletting received by Landlord shall be credited against Tenant’s then-outstanding obligations under this Lease. As used herein, “net proceeds” shall mean the full amount of rent and other similar charges paid to Landlord by all succeeding tenants of all or any portion of the Demised Premises less Landlord’s actual expenses of reletting the Demised Premises (including, but not limited to expenses or work done to the Demised Premises in connection with such reletting, broker’s fees and attorneys’ fees). Nothing contained herein shall require Landlord to relet the Demised Premises prior to or with any preference over the leasing of any other similar premises of Landlord or any affiliate of Landlord, nor shall any rental of such other premises reduce the damages which Landlord would be entitled to recover from Tenant.

27.06 For purposes of this Article 27, and for the purposes of the definition of “Expiration Date” set forth in Article 1.01 N. above, the earlier termination of this Lease shall not affect the “Expiration Date.”

ARTICLE 28 - AFFIRMATIVE WAIVERS

28.01. Tenant, on behalf of itself and any and all persons claiming through or under Tenant, does hereby waive and surrender all right and privilege which it, they or any of them might have under or by reason of any present or future law, to redeem the Demised Premises or to have a continuance of this Lease after being dispossessed or ejected from the Demised Premises by process of law or under the terms of this Lease or after the termination of this Lease as provided in this Lease.

28.02. Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, and Tenant’s use or occupancy of the Demised Premises including, without limitation, any claim of injury or damage, and any emergency and other statutory remedy with respect thereto. Tenant shall not interpose any counterclaim of any kind in any action or proceeding commenced by Landlord to recover possession of the Demised Premises.

ARTICLE 29 - NO WAIVERS

29.01. The failure of either party to insist in any one or more instances upon the strict performance of any one or more of the obligations of this Lease, or to exercise any election herein contained, shall not be construed as a waiver or relinquishment for the future of the performance of such one or more obligations of this Lease or of the right to exercise such election, but the same shall continue and remain in full force and effect with respect to any subsequent breach, act or omission. The receipt by Landlord of Fixed Rent or Additional Charges with knowledge of breach by Tenant of any obligation of this Lease shall not be deemed a waiver of such breach.

ARTICLE 30 - CURING TENANT’S DEFAULTS

30.01. If Tenant shall default in the performance of any of Tenant’s obligations under this Lease, including, but not limited to, Tenant’s failure to make a required repair pursuant to Article 17.01 above, Landlord, without thereby waiving such default, may (but shall not be obligated to) perform the same for the account and at the expense of Tenant, without notice in a case of emergency, and in any other case only if such default continues after the expiration of thirty (30) days from the date Landlord gives Tenant notice of the default. Charges for any reasonable expenses incurred by Landlord in connection with any such performance by it for the account of Tenant, and charges for all costs, expenses and disbursements of every kind and nature whatsoever, including reasonable attorneys’ fees and expenses, involved in collecting or endeavoring to collect the Rent or any part thereof or enforcing or endeavoring to enforce any rights against Tenant or Tenant’s obligations hereunder, under or in connection with this Lease or pursuant to law, including any such cost, expense and disbursement involved in instituting and prosecuting summary proceedings or in recovering possession of the Demised Premises after default by Tenant or upon the expiration of the Term or sooner termination of this Lease, and interest on all sums advanced by Landlord under this Article at the Late Payment Rate or the maximum rate permitted by law, whichever is less, shall be payable by Tenant and may be invoiced by Landlord to Tenant monthly, or immediately, or at any time, at Landlord’s option, and such amounts shall be due and payable within thirty (30) days following rendition of a bill to Tenant therefor.

ARTICLE 31 - BROKER

31.01 Each party represents to the other that no broker except the Broker was instrumental in bringing about or consummating this Lease and that neither party had any conversations or negotiations with any broker except the Broker concerning the leasing of the Demised Premises. Each party agrees to indemnify and hold harmless the other against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, attorneys’ fees and expenses, arising out of any conversations or negotiations had by the indemnifying party with any broker other than the Broker. Landlord shall pay any brokerage commissions due the Broker pursuant to a separate agreement between Landlord and the Broker.

ARTICLE 32 - NOTICES

32.01. Any notice, statement, demand, consent, approval or other communication required or permitted to be given, rendered or made by either party to the other, pursuant to this Lease or pursuant to any applicable Legal Requirement, shall be in writing and shall be deemed to have been properly given, rendered or made only if (i) hand delivered, or (ii) sent by (a) United States registered or certified mail, return receipt requested, or (b) reputable overnight courier, and in all instances addressed to the other party at the address hereinabove set forth (except that after the Commencement Date, Tenant’s address, unless Tenant shall give notice to the contrary, shall be the Building) and, with respect to Tenant, a copy of such notice shall also be delivered to (x) Blank Rome LLP, 405 Lexington Avenue, New York, New York 10174, Attention Daniel J. Mann, Esq., (y) any Lender the identity of which Tenant has provided Landlord with formal written notice, and (z) up to three (3) Collocates, the identity of which Tenant has provided Landlord with formal written notice, and as to Landlord, to the attention of General Counsel with a concurrent Notice to the attention of Controller, and shall be deemed to have been given, rendered or made on receipt or rejection. Either party may, by notice as aforesaid, designate a different address or addresses for notices, statements, demands, consents, approvals or other communications intended for it. Notices on behalf of the respective parties may be given by their attorneys and such notices shall have the same effect as if in fact subscribed by the parties on whose behalf it is given. In addition, upon and to the extent requested by Landlord, copies of notices shall be sent to the Superior Mortgagee.

ARTICLE 33 - ESTOPPEL CERTIFICATES

33.01. Each party shall, at any time and from time to time, as requested by the other party, upon not less than ten (10) business days’ prior notice, execute and deliver to the requesting party (or its respective lenders, or in the case of Landlord, to a Superior Mortgagee or Superior Lessor) a statement certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), certifying the dates to which the Fixed Rent and Additional Charges have been paid, stating whether or not, to the best knowledge of the party giving the statement, the requesting party is in default in performance of any of its obligations under this Lease, and, if so, specifying each such default of which the party giving the statement shall have knowledge, and stating whether or not, to the best knowledge of the party giving the statement, any event has occurred which with the giving of notice or passage of time, or both, would constitute such a default of the requesting party, and, if so, specifying each such event; and further stating any other matters reasonably requested by the requesting party or the recipient. Any such statement delivered pursuant hereto shall be deemed a representation and warranty to be relied upon by the party requesting the certificate and by others with whom such party may be dealing, regardless of independent investigation.

ARTICLE 34 - ARBITRATION

34.01. Landlord and Tenant may at any time request arbitration of those matters which involve an issue as to whether a party acted “reasonably” where the Lease calls for such party to act reasonably. The party requesting arbitration shall do so by giving notice to that effect to the other party, specifying in said notice the nature of the dispute, and said dispute shall be determined in Newark, New Jersey, by a single arbitrator, in accordance with the rules then obtaining of the American Arbitration Association (or any comparable organization designated by Landlord). The award in such arbitration may be enforced on the application of either party by the order or judgment of a court of competent jurisdiction. The fees and expenses of any arbitration shall be borne by the parties equally, but each party shall bear the expense of its own attorneys and experts and the additional expenses of presenting its own proof. If Tenant gives notice requesting arbitration as provided in this Article, Tenant shall simultaneously serve a duplicate of the notice on each Superior Mortgagee and Superior Lessor whose name and address shall previously have been furnished to Tenant, and such Superior Mortgagees and Superior Lessor shall have the right to participate in such arbitration.

ARTICLE 35 - MEMORANDUM OF LEASE

35.01. Contemporaneously with the execution of this Lease, Landlord and Tenant shall execute and acknowledge a memorandum of lease in respect of this Lease in the form annexed hereto as Exhibit G. Such memorandum shall not be deemed to change or otherwise affect any of the obligations or provisions of this Lease. Landlord and Tenant agree to share all recording costs and expenses, including any taxes that are due upon such recording.

ARTICLE 36 - MISCELLANEOUS

36.01. Tenant expressly acknowledges and agrees that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease or in any other written agreement(s) which may be made between the parties concurrently with the execution and delivery of this Lease. All understandings and agreements heretofore had between the parties are merged in this Lease and any other written agreement(s) made concurrently herewith, which alone fully and completely express the agreement of the parties and which are entered into after full investigation. Neither party has relied upon any statement or representation not embodied in this Lease or in any other written agreement(s) made concurrently herewith. The submission of this Lease to Tenant does not constitute by Landlord a reservation of, or an option to Tenant for, the Demised Premises, or an offer to lease on the terms set forth herein and this Lease shall become effective as a lease agreement only upon execution and delivery thereof by Landlord and Tenant.

36.02. No agreement shall be effective to change, modify, waive, release, discharge, terminate or effect an abandonment of this Lease, in whole or in part, unless such agreement is in writing, refers expressly to this Lease and is signed by the party against whom enforcement of the change, modification, waiver, release, discharge, termination or effectuation of abandonment is sought.

36.03. If Tenant shall at any time request Landlord to sublet or let the Demised Premises for Tenant’s account, Landlord or its agent is authorized to receive keys for such purposes without releasing Tenant from any of its obligations under this Lease, and Tenant hereby releases Landlord of any liability for loss or damage to any of the Tenant’s Property in connection with such subletting or letting.

36.04. Except as otherwise expressly provided in this Lease, the obligations under this Lease shall bind and benefit the successors and assigns of the parties hereto with the same effect as if mentioned in each instance where a party is named or referred to; provided, however, that (a) no violation of the provisions of Article 11 shall operate to vest any rights in any successor or assignee of Tenant and (b) the provisions of this Section 36.04 shall not be construed as modifying the conditions of limitation contained in Article 25.

36.05. Except for Tenant’s obligations to pay Rent, the time for Landlord or Tenant, as the case may be, to perform any of its respective obligations hereunder shall be extended if and to the extent that the performance thereof shall be prevented due to any Unavoidable Delay. Except as expressly provided to the contrary, the obligations of Tenant hereunder shall not be affected, impaired or excused, nor shall Landlord have any liability whatsoever to Tenant, because Landlord is unable to fulfill, or is delayed in fulfilling, any of its obligations under this Lease due to any of the matters set forth in the first sentence of this Section 36.05, or because of any failure or defect in the supply, quality or character of electricity, water or any other utility or service furnished to the Demised Premises.

36.06. Any liability for payments hereunder (including, without limitation, Additional Charges) shall survive the expiration of the Term or earlier termination of this Lease.

36.07. If Tenant shall request Landlord’s consent and Landlord shall fail or refuse to give such consent, Tenant shall not be entitled to any damages for any withholding by Landlord of its consent; Tenant’s sole remedy shall be an action for specific performance or injunction, and such remedy shall be available only in those cases where Landlord has expressly agreed in writing not to unreasonably withhold or delay its consent or where as a matter of law Landlord may not unreasonably withhold its consent.

36.08. If an excavation shall be made upon land adjacent to or under the Building, or shall be authorized to be made, Tenant shall afford to the Person causing or authorized to cause such excavation, license to enter the Demised Premises for the purpose of performing such work as said Person shall reasonably deem necessary or desirable to preserve and protect the Building from injury or damage and to support the same by proper foundations, without any claim for damages or liability against Landlord and without reducing or otherwise affecting Tenant’s obligations under this Lease.

36.09. INTENTIONALLY OMITTED.

36.10. Tenant shall give prompt notice to Landlord of (a) any occurrence in or about the Demised Premises for which Landlord might be liable, (b) any fire or other casualty in the Demised Premises, (c) any damage to or defect in the Demised Premises, including the fixtures and equipment thereof, for the repair of which Landlord might be responsible, and (d) any damage to or defect in any part of the Building’s sanitary, electrical, heating, ventilating, air-conditioning, elevator or other systems located in passing through the Demised Premises or any part thereof.

36.11. This Lease shall be governed by and construed in accordance with the laws of the State of New Jersey. Tenant hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Lease may be brought in the Courts of the State of New Jersey, or the Federal District Court for the District of New Jersey, as Landlord may elect. By execution and delivery of this Lease, Tenant hereby irrevocably accepts and submits generally and unconditionally for itself and with respect to its properties, to the jurisdiction of any such court in any such action or proceeding, and hereby waives in the case of any such action or proceeding brought in the courts of the State of New Jersey, or Federal

District Court for the District of New Jersey, any defenses based on jurisdiction, venue or forum non coveniens. If any provision of this Lease shall, be invalid or unenforceable, the remainder of this Lease shall not be affected and shall be enforced to the extent permitted by law. The table of contents, captions, headings and titles in this Lease are solely for convenience of reference and shall not affect its interpretation. This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted. If any words or phrases in this Lease shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Lease shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Lease and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated. Each covenant, agreement, obligation or other provision of this Lease on Tenant’s part to be performed, shall be deemed and construed as a separate and independent covenant of Tenant, not dependent on any other provision of this Lease. All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. Tenant specifically agrees to pay all of Landlord’s reasonable costs, charges and expenses, including reasonable attorneys’ fees, incurred in connection with any document review requested by Tenant and upon submission of bills therefor. In the event Landlord permits Tenant to examine Landlord’s books and records with respect to any Additional Charge imposed under this Lease, such examination shall be conducted at Tenant’s sole cost and expense and shall be conditioned upon Tenant retaining an independent accounting firm for such purposes which shall not be compensated on any type of contingent fee basis with respect to such examination. Wherever in this Lease or by law Landlord is authorized to charge or recover costs and expenses for legal services or attorneys’ fees, same shall include, without limitation, the costs and expenses for in-house or staff legal counsel or outside counsel at rates not to exceed the reasonable and customary charges for any such services as would be imposed in an arms length third party agreement for such services.

36.12. Except to the extent Tenant’s financial information is issued and available to the public, Tenant shall, upon request of Landlord, furnish to Landlord a copy of its then current audited financial statement which shall be employed by Landlord for purposes of financing the Demised Premises and not distributed otherwise without prior authorization of Tenant. Any material adverse change of Tenant’s financial condition shall be furnished to Landlord in writing forthwith and without request by Landlord for same.

36.13. To the extent required by applicable Legal Requirements, Tenant agrees, at least ninety (90) days prior to Tenant’s termination of its lease, and any extensions thereof, to seek a determination from the New Jersey Department of Environmental Protection (“NJDEP”) in the form of a Letter of Non-applicability (“LNA”), that the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. (“ISRA”), is inapplicable to the Tenant’s cessation of operations and termination of its lease. Tenant represents, warrants, and covenants that any information contained in any application for an LNA submitted pursuant to this subsection will be true and complete. Tenant represents that the North American Industrial Classification System (NAICS) number applicable to Tenant’s operations would not subject this transaction to the requirements of ISRA.

(ii) In the event that an LNA is denied by NJDEP, notice of such denial will be given to Landlord within two (2) business days of Tenant’s receipt of NJDEP’s denial of the LNA. Tenant shall satisfy its obligations under ISRA prior to its lease termination date: (1) by securing an approval of the Tenant’s Negative Declaration; or (2) by securing an approval of the Tenant’s Remedial Action Work Plan, and completing the implementation of such Plan, and obtaining from NJDEP a “No Further Action” letter. Tenant shall bear sole responsibility for any investigation and cleanup costs, fees, penalties, or damages associated with ISRA compliance. In the event that Tenant is unable to complete the its ISRA compliance obligations by the date of its lease termination, Landlord shall continue to provide Tenant with reasonable access to the Demised Premises, provided that any work undertaken by Tenant shall be performed in such a manner as to minimize interference with Landlord’s or any other tenant’s use of the Demised Premises. However, Landlord reserves its rights to deem Tenant a holdover tenant in the event that Tenant’s ISRA compliance unreasonably restricts the Landlord’s use of the Demised Premises.

(iii) Tenant shall provide Landlord with copies of all correspondence, documents and reports, including sampling results submitted to or received from any governmental agency or third party in connection with Tenant’s compliance with ISRA.

36.14. (a) Certification. Tenant certifies that: (i) It is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and (ii) It is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity, or nation.

(b) Indemnification. Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney’s fees and costs) arising from or related to any breach of the foregoing certification.

36.15. (a) Landlord has advised Tenant that the Existing Tenant has removed underground storage tanks and soils from the Land adjacent to the Building and that the Existing Tenant is in the process of procuring the necessary approvals from NJDEP in connection therewith (the “Existing Tank Remediation”). Landlord shall take such steps as are necessary to cause the Existing Tenant to procure the necessary approvals required in connection with the Existing Tank Remediation. Landlord will provide Tenant with copies of said approvals upon receipt. With the limited exception of the procurement of such approvals, Landlord represents to the best of Landlord’s knowledge, as of the date hereof, that the Building and the Land are in substantial compliance with applicable environmental Legal Requirements. Landlord shall be responsible for (i) the investigation, cleanup, remediation and/or monitoring of any environmental condition existing at, on or under, or emanating from, the Demised Premises prior to the Commencement Date, or attributed to any act, omission in violation of a duty to act, or negligence of Landlord or a Landlord Party, to the extent any such environmental condition is required to be investigated, cleaned up, remediated and/or monitored in accordance with applicable environmental Legal Requirements (except to the extent that any such condition is caused by or attributed to any act, omission in violation of a duty to act or negligence of Tenant or a Tenant Party), and (ii) the remediation or correction of any violation of or non-compliance with environmental Legal Requirements affecting the Demised Premises which were in effect prior to the Commencement Date (except to the extent such violation or non-compliance was caused by or in any way attributed to any act, omission in violation of a duty to act or negligence of Tenant or a Tenant Party) (collectively, a “Pre-Existing Condition”). Landlord agrees to and shall indemnify, defend and hold Tenant, its agents, representatives, contractors, invitees, servants, officers, directors, employees and any other Person claiming a right or interest by, through or under Tenant (individually a “Tenant Party” and collectively, the “Tenant Parties”) harmless from and against (x) any and all claims, costs, expenses, losses, damages, fines or penalties incurred with respect to the investigation, clean-up, remediation or monitoring of any Pre-Existing Condition which is required to be investigated, cleaned up, remediated and/or monitored in accordance with applicable environmental Legal Requirements, and (y) any and all claims, costs, expenses, losses, damages, fines or penalties to the extent arising from or relating to a Pre-Existing Condition. The indemnification provided by Landlord hereinabove shall not include any claim by third parties for injury, loss or damage relating to environmental conditions at, on, under or emanating from the Demised Premises to the extent any such claim (a) arises as a result of the act, omission in violation of a duty to act or negligence of Tenant or a Tenant Party, (b) is made by third parties and is paid by insurers under the insurance required to be maintained by Tenant pursuant to the provisions of this Lease, or (c) arises as a result of any Post Commencement Date Environmental Condition (as defined below). Under no circumstances shall Landlord’s indemnity hereunder extend to consequential or punitive damages.

(b) Tenant shall be responsible for (i) the investigation, clean-up, remediation and/or monitoring of any environmental condition at, on or under, or emanating from, the Demised Premises to the extent first arising after the Commencement Date or attributed to any act, omission in violation of a duty to act, or negligence of Tenant or a Tenant Party, to the extent any such condition is required to be investigated, cleaned up, remediated and/or monitored in accordance with applicable environmental Legal Requirements (except to the extent caused by a Landlord Party or arising from a Pre-Existing Condition) and (ii) the remediation or correction of any violation of or non-compliance with environmental Legal Requirements affecting the Demised Premises enacted or promulgated on or after the Commencement Date, except to the extent caused by a Landlord Party or arising from a Pre-Existing Condition (collectively a “Post-Commencement Date Environmental Condition”). Tenant agrees to and shall indemnify, defend and hold Landlord (and any Superior Mortgagee) and its and their agents, representatives, contractors, invitees, servants, officers, directors, employees and any other Person claiming a right or interest by, through or under Landlord (individually a “Landlord Party” and collectively, the “Landlord Parties”) harmless from any and all claims, costs, expenses, losses, damages, fines or penalties to the extent arising from or related to a Post Commencement Date Environmental Condition. The indemnification provided by Tenant hereinabove shall not include any claim by third parties for injury, loss or damage relating to environmental conditions at, on, under or emanating from the Demised Premises to the extent any such claim (a) arises as a result of the act, omission in violation of a duty to act or negligence of Landlord or a Landlord Party, (b) is made by third parties and is paid by insurers maintained by Landlord, or (c) arises as a result of any Pre-Existing Condition. Under no circumstances shall Tenant’s indemnity hereunder extend to consequential or punitive damages.

(c) Subject to the terms of Article 19 of this Lease, Tenant hereby agrees to provide Landlord and the Existing Tenant with access to the Land and Building if, and as necessary, to complete the Existing Tank Remediation, provided, however, Landlord agrees that any work performed after the Commencement Date in connection with the completion of the Existing Tank Remediation will be performed in such a manner so as to minimize any interference with the Tenant’s business operation at the Demised Premises. If, as a result of the Existing Tank Remediation, (i) any equipment previously installed by Tenant is required to be removed or moved, or (ii) Tenant’s business operation is actually interrupted as a result of the Existing Tank Remediation, then, (x) Landlord shall be responsible for all costs associated with the removal or moving of Tenant’s equipment and re-installation of same, and (y) if the Existing Tank Remediation actually prevents Tenant from conducting business in all or a portion of the Demised Premises as more specifically set forth below, Tenant shall be entitled to an abatement of Fixed Rent calculated as follows:

(i) If Tenant is physically unable to utilize all or any portion of the Building as a result of the Existing Tank Remediation, Tenant shall be entitled to an abatement of Fixed Rent calculated by multiplying the then daily Fixed Rent amount by a fraction, the numerator is which is the Floor Space of the Demised Premises which Tenant is physically unable to utilize as a result of the Existing Tank Remediation and the denominator of which is the total Floor Space of the Building; such abatement to continue for each day that Tenant is physically unable to utilize all or any portion of the Demised Premises as a result of the Existing Tank Remediation; and

(ii) If (a) any generator, including any supplemental, new or replacement generator, which Tenant is then using and which is then operational, is rendered unusable or inoperable as a result of the Existing Tank Remediation, and/or (b) Tenant in good faith, based on its business needs, has decided to install a new generator or replace or repair an existing generator, and is unable to do so as a result of the Existing Tank Remediation (the generators referenced in (a) or (b), collectively, the “Impacted Generators”), and, in either such case Landlord is unable to provide Tenant with an alternative source of power acceptable to Tenant, Tenant shall be entitled to an abatement of Fixed Rent calculated by multiplying the then daily Fixed Rent amount by a fraction, the numerator is which is the number of Impacted Generators and the denominator of which is the total number of generators located on the Demised Premises which Tenant is then using and which is then operational and which Tenant seeks to install or make operational; such abatement to continue for each day Tenant is unable to utilize any Impacted Generators as a result of the Existing Tank Remediation.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the day and year first above written.

(“Landlord”)
5851 WESTSIDE AVENUE ASSOCIATES, L.L.C.

By:	H-WEST SIDE CORP., Managing Member

By:	/s/ Irwin A. Horowits
Name:	Irwin A. Horowitz
Title:	Executive Vice President

(“Tenant”)
SWITCH AND DATA NJ TWO LLC

By:	/s/ George Pollock, Jr.
Name:	George Pollock, Jr.
Title:	Senior Vice President and Chief Financial Officer

RIDER TO LEASE DATED October 30, 2007, BETWEEN 5851 WESTSIDE AVENUE ASSOCIATES, L.L.C., AS LANDLORD AND SWITCH AND DATA NJ TWO LLC, AS TENANT.

R1. If any of the provisions of this Rider shall conflict with any of the provisions, printed or typewritten, of this Lease, such conflict shall resolve in every instance in favor of the provisions of this Rider.

R2. Provided Tenant is in compliance with all of the terms and conditions contained herein, and provided Tenant has not assigned this Lease or sublet all or any portion of the Demised Premises (to other than a permitted transferee) and is itself (or its permitted transferee is) in occupation and conducting business in the whole of the Demised Premises in accordance with the terms of this Lease, Tenant expressly acknowledging and agreeing that the option rights contained herein are personal to the original named Tenant (or its permitted transferee), Tenant shall have two (2) options to extend the Term of its lease of the Demised Premises, from the date upon which this Lease would otherwise expire, for two (2) extended periods of five (5) years each (each, an “Extended Period’” and collectively, the “Extended Periods”), upon the following terms and conditions:

1. If Tenant elects to exercise any one or both of said options, it shall do so by giving notice of such election to Landlord on or before the date which is twelve (12) months before the beginning of the Extended Period in question. Tenant agrees that it shall have forever waived its right to exercise any such option if it shall fail for any reason whatsoever to give such notice to Landlord by the time provided herein for the giving of such notice, whether such failure is inadvertent or intentional, time being of the essence as to the exercise of each such option.

2. If Tenant elects to exercise any one or both of said options, the Term shall be automatically extended for the Extended Period covered by the option so exercised without execution of an extension or renewal lease. Within ten (10) days after request of either party following the effective exercise of any such option, however, Landlord and Tenant shall execute, acknowledge and deliver to each other duplicate originals of an instrument in recordable form confirming that such option was effectively exercised.

3. Each Extended Periods shall be upon the same terms and conditions as are in effect immediately preceding the commencement of such Extended Period; provided, however, that Tenant shall have no right or option to extend the Term for any period of time beyond the expiration of the second five (5) year Extended Period and, provided further, that in the Extended Periods the Fixed Rent shall be as follows:

The Fixed Rent during the Extended Periods shall be at Fair Market Value (“FMV”). FMV shall be determined by mutual agreement of the parties. If the parties are unable to agree on the FMV within thirty (30) days of Tenant’s exercise of its option, the parties shall choose a licensed Real Estate Appraiser who shall determine the FMV. The cost of said Real Estate Appraiser shall be borne equally by the parties. If the parties are unable to agree on a licensed Real Estate Appraiser within forty-five (45) days of Tenant’s exercise of its option, each party shall select one Appraiser to appraise the FMV. All appraisals shall be rendered within thirty (30) days of appointment of the respective Appraiser appointed under this paragraph. If the difference between the two appraisals is 20% or less of the lower appraisal, then the FMV shall be the average of the two appraisals. If the difference between the two appraisals is greater than 20% of the lower appraisal, the two Appraisers shall select a third licensed Real Estate Appraiser to appraise the FMV. The FMV shall in such case be the average of the three appraisals. The cost of the third appraisal shall be borne equally by the parties.

Anything to the contrary contained herein notwithstanding, the Fixed Rent for any such Extended Period shall not be less than the Fixed Rent for the period immediately preceding the Extended Period for which the Fixed Rent is being calculated.

4. Any termination, expiration, cancellation or surrender of this Lease shall terminate any right or option for the Extended Period not yet exercised.

5. Landlord shall have the right, for thirty (30) days after receipt of notice of Tenant’s election to exercise any option to extend the Term, to reject Tenant’s election if Tenant gave such notice while Tenant was in default in the performance of any of its obligations under the Lease beyond the expiration of any cure period, and such rejection shall automatically render Tenant’s election to exercise such option null and void and of no effect.

6. The options provided herein to extend the Term of the Lease may not be severed from the Lease or separately sold, assigned or otherwise transferred.

R3. Tenant shall be permitted to install above ground diesel fuel tanks adjacent to the Building in a location to be mutually agreed upon by Landlord and Tenant. Tenant shall be required to submit plans and specifications for the installation of such tanks to Landlord for Landlord’s prior reasonable approval prior to commencing any work with respect thereto. The cost for such tanks, as well as the cost to install, maintain, repair and replace such tanks, as may be necessary, shall be borne exclusively by Tenant. The installation of such tanks shall be performed in accordance with all applicable Legal Requirements and Insurance Requirements. Notwithstanding anything contained in this Lease to the contrary, Tenant shall be required to remove any such tanks upon the expiration or earlier termination of the Lease, same in accordance with applicable Legal Requirements, and Tenant shall repair all damage in connection therewith. Tenant agrees to indemnify and hold Landlord and any Superior Lessor or Superior Mortgagee harmless from all claims, loss, expense, suit, damage, fines, penalties or otherwise arising from or in any way related to the installation, maintenance, repair, replacement, or removal of such tanks, which indemnity shall extend to any and all environmental claims, loss, suits, damage, fines, penalties or otherwise (including, but not limited to spills, leaks and discharges). Tenant shall also be fully responsible to post any required financial assurances with the NJDEP or other regulatory bodies having jurisdiction over such tanks.

R4. Tenant shall have the right, at Tenant’s sole cost and expense, and subject to applicable Legal Requirements, to install a microwave antenna/satellite dish on the roof of the Building during the Term of the Lease for the use of Tenant. The size, location and means and method of installation of such equipment as well as the nature and extent of any enclosure for such equipment shall be subject to the reasonable prior review and approval of Landlord, which approval shall not be unreasonably withheld, delayed or conditioned. Any such microwave antenna/satellite dish shall be required to be located so as to not interfere with any microwave antenna/satellite dishes now located on any surrounding buildings. Tenant shall be responsible, at Tenant’s sole cost and expense, for the repair and maintenance of any microwave antennae/satellite dish installed by or for Tenant, which obligation shall include the repair and maintenance of the systems and materials used for the installation and operation of such items. Further, notwithstanding anything herein contained in this Lease to the contrary, Tenant shall be obligated, at Tenant’s sole cost and expense, to remove any such microwave antennae/satellite dish upon the expiration or earlier termination of the Lease and to repair any damages caused thereby. Tenant shall indemnify and hold Landlord any all Superior Lessors and Superior Mortgagees harmless from all loss, damage, cost, liability and expense arising out of or related to the installation, maintenance, existence or operation of the equipment referred to in this Article R4.

(“Landlord”)
5851 WESTSIDE AVENUE ASSOCIATES, L.L.C.

By:	H-WEST SIDE CORP., Managing Member

By:	/s/ Irwin A. Horowits
Irwin A. Horowitz
Executive Vice President

(“Tenant”)
SWITCH AND DATA NJ TWO LLC

By:	/s/ George Pollock, Jr.
Name:	George Pollock, Jr.
Title:	Senior Vice President and Chief Financial Officer

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